Exhibit 99.1

The proposed share exchange described in this press release is made for the securities of a Japanese company. The business integration is subject to disclosure requirements of Japan that are different from those of the United States. Financial information included in this document, if any, was excerpted from financial statements prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the issuer is located in Japan and some or all of its officers and directors reside outside of the United States. You may not be able to sue a Japanese company or its officers or directors in a Japanese court for violations of the U.S. securities laws. It may be difficult to compel a Japanese company and its affiliates to subject themselves to a U.S. court’s judgment. You should be aware that the issuer may purchase securities otherwise than under the business integration, such as in the open market or through privately negotiated purchases.

This document has been translated from the Japanese-language original for reference purposes only. In the event of any conflict or discrepancy between this document and the Japanese-language original, the Japanese-language original shall prevail in all respects.

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[Translation]

February 25, 2026

To whom it may concern:
	Company Name:	JX Advanced Metals Corporation
	Representative:	Hayashi Yoichi
President and Representative Director
(Code Number: 5016, TSE Prime Market)
	Contact Person:	Yoneyama Manabu
Manager (Disclosure)
Corporate Communication Department
(Telephone: +81-3-6433-6088)

	Company Name:	Toho Titanium Co., Ltd.
	Representative:	Yamao Yasuji
Representative Director and President
(Code Number: 5727, TSE Prime Market)
	Contact Person:	Tomeba Hiromu
General Manager
Planning, Corporate Management Division
(Telephone: +81-45-394-5521)

Notice Regarding Execution of Share Exchange Agreement (Simplified Share Exchange)

and Business Integration Agreement for JX Advanced Metals Corporation

to Make Toho Titanium Co., Ltd. its Wholly-Owned Subsidiary Company

JX Advanced Metals Corporation (“JX Advanced Metals”) and Toho Titanium Co., Ltd. (“Toho Titanium”; together with JX Advanced Metals, the “Companies”) hereby announce as follows that they resolved at their respective Board of Directors meetings as of today to integrate business between the Companies (the “Business Integration”) by conducting a share exchange (the “Share Exchange”) through which JX Advanced Metals will become a wholly-owning parent company and Toho Titanium will become a wholly-owned subsidiary company. Accordingly, the Companies have executed a share exchange agreement (the “Share Exchange Agreement”) and a business integration agreement (the “Business Integration Agreement”) today.

The Share Exchange will be conducted subject to the Share Exchange Agreement being approved by a resolution at Toho Titanium’s extraordinary general meeting of shareholders scheduled for April 24, 2026. On the part of JX Advanced Metals, the Share Exchange will be conducted without the approval for the Share Exchange Agreement by a resolution of its general meeting of shareholders through the procedures for simplified share exchange pursuant to Article 796, paragraph (2) of the Companies Act (Act No. 86 of 2005, as amended; hereinafter the same applies).

Before the effective date of the Share Exchange (scheduled for June 1, 2026), Toho Titanium plans to delist its shares of common stock (the “Toho Titanium Shares”) from the Prime Market of the Tokyo Stock Exchange, Inc. (“TSE”) as of May 28, 2026 (the final trading date being May 27, 2026).

1.	Purposes of Making Toho Titanium a Wholly-Owned Subsidiary Company and Business Integration through the Share Exchange

As of March 31, 2025, the JX Advanced Metals Group (meaning the corporate group comprising JX Advanced Metals and its subsidiary companies; hereinafter the same applies) comprises three segments: the Semiconductor Materials Segment, the ICT Materials Segment, and the Metals & Recycling Segment. In addition to operating global business activities with the main focus on development, manufacturing, and sales of advanced materials made from copper and rare metals, which are indispensable for the semiconductor and ICT sectors, the Group is engaged in copper and rare metal resource development, as well as the smelting and recycling business.

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As stated in the “JX Nippon Mining & Metals Group Long-Term Vision 2040” released by JX Advanced Metals Group on June 27, 2019, the JX Advanced Metals Group aims to establish a high-profit structure in the face of intensifying global competition through its transition into a “technology-based firm.” With a key strategy to contribute to the realization of a sustainable society as a global leader in semiconductor and ICT materials, the Group positions the Focus Businesses (Semiconductor and ICT Materials Segments) as the core of its growth strategy and aims to achieve greater profit growth than market growth through product differentiation, new product development, commercialization, and market creation in the field of advanced materials. The Base Businesses (Metals & Recycling Segment) support the Focus Businesses through a stable supply of copper and rare metals and are taking aggressive measures to solve ESG challenges, including expanding recycling to strengthen its sustainable supply system.

On the occasion of its listing in March 2025, JX Advanced Metals established a new group philosophy, with the purpose—“Creating Value for a Brighter Future”—representing a renewed definition of the JX Advanced Metals Group’s raison d’être and core values, among others. The Company expects this to be a foundation for group-wide efforts to achieve the “JX Nippon Mining & Metals Group Long-Term Vision 2040,” bringing about the continued growth of the JX Advanced Metals Group thereafter.

On the other hand, Toho Titanium, established in August 1953, operates under the management philosophy of “pursuing the infinite possibility of titanium and related technologies, and contributing to building a sustainable society by continuously supplying excellent products and services,” engaging in its original Titanium Business centered on titanium sponge and ingots for aircraft, and electric power and chemical plants, as well as in the Catalyst and Chemicals Businesses, leveraging intermediate materials and related technologies used in titanium smelting.

In May 2023, Toho Titanium released its “Vision for 2030” setting the goal of “creating advanced materials and technologies, becoming a highly profitable company that is flexible to environmental changes, and contributing to the development of a highly recycling-oriented society” and formulated the “2023-2025 Medium-term Management Plan” based on this goal. The Company is propelling various initiatives to boost its market share and profit margins of its key products—titanium sponge, nickel powder and polypropylene catalyst for aircraft—and to expand new businesses.

As of today, JX Advanced Metals holds 35,859,400 Toho Titanium Shares, representing an ownership percentage of 50.37% in the number of shares calculated by deducting the 84,813 treasury shares held by Toho Titanium as of December 31, 2025, from the total number of issued shares standing at 71,270,910 as of the same date (the percentage is rounded to the second decimal place; the same shall apply to calculation of the shareholding percentage hereinafter).

Predecessors of JX Advanced Metals—Nippon Mining Co., Ltd. and Nippon Mining & Metals Co., Ltd.—had maintained a direct capital relationship with Toho Titanium as equity holders since its establishment. However, following restructuring in the oil industry, JXTG Holdings, Inc. (currently ENEOS Holdings Inc.) held 50.38% of Toho Titanium Shares as of March 31, 2018.

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In line with its management policy of developing and strengthening technology-based businesses, JX Advanced Metals recognized the increasing importance of collaboration with Toho Titanium and decided to directly hold Toho Titanium Shares aiming to facilitate a management structure that would allow the Companies to more readily combine their management resources, thereby achieving faster and more effective business development. Accordingly, in June 2018, JX Advanced Metals acquired 50.38% of Toho Titanium’s shares and made Toho Titanium its consolidated subsidiary company. Since then, the Companies have established a cooperative framework; however, in recent years, there has been growing momentum to strengthen measures addressing structural conflict-of-interest risks in the governance of listed companies. With the release of the Ministry of Economy, Trade and Industry’s “Practical Guidelines for Group Governance Systems” in June 2019 and the further revision of the Corporate Governance Code in June 2021, various requirements have been imposed to ensure the fairness and transparency of governance at listed subsidiary companies. As a result, both JX Advanced Metals and Toho Titanium are facing growing financial and administrative burdens. At present, changes are accelerating such as rapid advancements in AI technologies, shifts in geopolitical dynamics, the rising capabilities of Chinese competitors, and the decline of Japan’s working population, which are heightening uncertainty. In order for the Companies to achieve further growth in this present business environment, the Companies believe that it is essential to share and optimally allocate management resources—including information and human resources—more than ever before, deepen strategic collaboration, and accelerate decision-making, among taking other measures. In such an environment, if the Companies continue to operate independently as listed companies, certain constraints arise in pursuing optimization at the group level, such as the need for careful consideration taking into account the interests of Toho Titanium’s minority shareholders. As a result, it has become difficult for the JX Advanced Metals Group to make optimal and swift decisions regarding the allocation of management resources. In order for the Companies to grow further and to maximize the corporate value of the entire Group going forward, the Companies concluded that the best approach would be for Toho Titanium to become a wholly-owned subsidiary company of JX Advanced Metals, and for JX Advanced Metals and Toho Titanium to endeavor more than ever before to share information and human resources, combine their management resources, and create an environment where they may drive initiatives under a flexible, swift, and long-term decision-making structure. As a result, on October 9, 2025, JX Advanced Metals presented a proposal for the Share Exchange to Toho Titanium (the “Proposal”).

Upon receiving the Proposal from JX Advanced Metals, its parent company and largest shareholder, Toho Titanium decided to commence concretely considering the Business Integration through the Share Exchange. In commencing such consideration, Toho Titanium recognized that the Share Exchange could give rise to structural conflicts of interest. Therefore, prior to its Board of Directors discussing and passing a resolution on the suitability of the Business Integration through the Share Exchange, Toho Titanium established a Special Committee on October 31, 2025 (the “Special Committee”; details are provided below in “(4) Measures to ensure fairness (including measures to avoid conflicts of interest)” in “3. Basis for Allotments in Connection with the Share Exchange”) comprising independent members who have no interests in JX Advanced Metals, its largest shareholder, in order to eliminate arbitrariness, as well as to ensure fairness, transparency, and objectiveness in the decision-making process of its Board of Directors with the aim of protecting the interests of its minority shareholders. At the same time, Toho Titanium also established a system to concretely consider, including appointing external experts.

Eliminating the parent-subsidiary listing relationship through the Share Exchange will completely resolve the structural conflict of interest that has existed between Toho Titanium’s minority shareholders and JX Advanced Metals. As a result, initiatives to pursue optimization of the entire Group—which was previously difficult to achieve from a corporate governance perspective—may be carried out more agilely, enabling the Companies to benefit.

The specific initiatives to be pursued after the Share Exchange, and the synergies anticipated to materialize from them, are expected to include the following.

(i)	Existing Business Domains (Advanced Materials): Strengthening Existing Businesses by Leveraging Toho Titanium’s Technologies

In the field of semiconductor sputtering targets (titanium), where JX Advanced Metals has the top market share, high-purity titanium manufactured by Toho Titanium is indispensable. In addition, for other products, the melting technologies for high-melting-point metals developed by Toho Titanium may be utilized in the melting of high-purity metals handled by JX Advance Metals and enhancement of the purity of recycled materials handled by it, and further strengthening of collaboration is expected to lead to greater efficiency and development of business value.

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Furthermore, JX Advanced Metals has collaborated with Toho Titanium, which has strengths in chlorination technologies cultivated through titanium smelting, in the mass production of chlorides for CVD and ALD processes for next-generation semiconductors. Going forward, the Companies believe that further deepening this cooperative relationship will boost their competitiveness.

(ii)	Existing Business Domains (Metals & Recycling): Stabilization of the Supply Chain by Strengthening Titanium Resource Supply

JX Advanced Metals aims to strengthen its supply framework for rare metal resources, including titanium, through initiatives such as participation in mining development projects in Australia, which are considered to help reduce raw material procurement risks concerning titanium in relation to which demand and supply are expected to become tight for the medium- to long- term. The Business Integration of the Companies is expected to progress vertical integration across the entire supply chain, thereby further reinforcing the business foundation. In addition, stabilizing the supply chain of Toho Titanium’s Titanium Business, which has strengths in the aerospace field, is also expected to contribute to the greater stability of Japan’s economic security.

(iii)	New Business Domains (New Materials Development): Expanding Opportunities for New Business Creation by Combining Core Technologies

There have been certain constraints on the handling of technical information between the Companies. The Business Integration is expected to stimulate technical exchange and technology sharing, creating an environment enabling the broader use of Toho Titanium’s superior technologies—such as chlorination technologies, high-purification technologies, and powder control technologies. This is expected to enable the JX Advanced Metals Group to allocate resources to advanced materials fields across the Group, including semiconductor materials, to which Toho Titanium had previously been unable to develop sufficient resources by itself, further accelerating the development of new businesses.

(iv)	Efficient Utilization of the Companies’ Management Resources and Development of Knowledge on Strengthening Business

The Companies are confident that they will be able to strengthen the management foundation that supports their sustainable growth by further stimulating personnel exchanges and mutually complementing and optimizing various functions, including financial foundations. For example, JX Advanced Metals’ supplementing management resources, including human capital and networks in the semiconductor and electronic materials markets that Toho Titanium lacks, is expected to increase the speed of new business launches at the Companies and to create a framework enabling stable investment and growth over the medium- to long-term.

JX Advanced Metals has been working on structural reforms to strengthen its business. For example, in the Functional Materials Business, it has implemented various measures to build a system that is resilient to demand fluctuations, including the sophistication of product structure; and it has achieved certain results. In Toho Titanium’s Titanium Business and the Chemicals Business, which fluctuate greatly in supply and demand, the Companies believe that by deploying JX Advanced Metals’ knowledge and know-how, they will be able to build a more stable and highly profitable business structure.

The Companies also consider that, after the Share Exchange, Toho Titanium’s minority shareholders will be able to financially benefit, as shareholders of JX Advanced Metals, from the elevation of corporate value generated through the synergies between JX Advanced Metals and Toho Titanium. Furthermore, as the measures and associated costs for maintaining the structure required of a listed company continue to increase, the Companies are confident that this will also lead to a reduction in the operational burden and costs associated with maintaining Toho Titanium’s listing.

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As Toho Titanium will be delisted through the Share Exchange, it will no longer be able to enjoy advantages generally available to listed companies, such as securing diverse fundraising options through equity financing, positive effects on recruitment activities gained by elevated social credibility and name recognition, as well as increased reliability through public announcement of financial information as a listed company. However, given Toho Titanium’s current financial condition and other factors, the need for fundraising through equity financing is not expected in the foreseeable future. There are also alternatives to raise funds in the stock markets, such as financial support by the parent company to its subsidiary companies to meet funding requirements. Furthermore, Toho Titanium already has a sufficiently high level of name recognition due to factors such as its long operating history; and it has established relationships of trust with numerous stakeholders, including its employees and business partners. Even after becoming an unlisted company, Toho Titanium will be able to continue to benefit from the name recognition of the JX Advanced Metals Group by further strengthening collaboration within the Group as a wholly-owned subsidiary company of JX Advanced Metals, which is listed on the TSE Prime Market. JX Advanced Metals has agreed in the Business Integration Agreement to use its maximum efforts to continue the employment of employees of Toho Titanium at a level not substantially below the present level, and to use its maximum efforts not to disadvantageously change their treatment substantially after the Share Exchange; accordingly, employees of Toho Titanium and its subsidiary companies will perform their duties as members of the JX Advanced Metals Group and will have opportunities to engage in a broader range of duties than ever before, which is expected to further enhance employee motivation. In light of these examples, any adverse effect such as on human resource recruitment is considered to be limited. In addition, Toho Titanium’s financial reliability is expected to be maintained as Toho Titanium’s financial information will be publicly announced as part of the consolidated financial statement of JX Advanced Metals after becoming a wholly-owned subsidiary company of JX Advanced Metals. Considering these circumstances, the Companies believe that the delisting will not give rise to any particular dis-synergy that would materially affect Toho Titanium’s business.

The Companies have also concluded that adopting the Share Exchange as the method for making Toho Titanium a wholly-owned subsidiary is desirable. This is because delivering shares of JX Advanced Metals’ common stock (the “JX Advanced Metals Shares”) to Toho Titanium’s minority shareholders as consideration for the Share Exchange will provide such minority shareholders with the opportunity to enjoy the effects expected from the implementation of various initiatives anticipated following the Share Exchange, as well as the benefits gained by these effects, including the business development and earnings growth of the JX Advanced Metals Group, and in turn, elevation of JX Advanced Metals’ stock price. The Companies also consider the Share Exchange to be desirable from the perspective that the JX Advanced Metals Shares have high liquidity and may be realized at any time through market trading, and Toho Titanium’s minority shareholders will be provided with the option to either continue to hold, or sell and realize, their JX Advanced Metals Shares.

After careful consideration between the Companies based on the above points, the Companies reached a shared view that Toho Titanium becoming a wholly-owned subsidiary company of JX Advanced Metals through the Share Exchange would contribute to elevating the corporate value of the Companies. Accordingly, the Companies reached an agreement after considering and discussing various terms and conditions, including the allotment ratio in the Share Exchange. As a result, the Companies resolved at their respective Board of Directors meetings today to implement the Share Exchange for the purpose of making Toho Titanium a wholly-owned subsidiary company of JX Advanced Metals; and they executed the Share Exchange Agreement and the Business Integration Agreement.

The Companies expect an expansion of titanium demand for the medium- to long- term particularly in the aerospace filed. Toho Titanium is one of the few titanium manufacturers in the world capable of producing high-quality titanium sponge for aircraft engine applications. In order for Toho Titanium—which possesses globally scarce technologies and products—to continue its Titanium Business and keep fulfilling its social mission going forward, the Companies believe that equity participation by shareholders who are reliable and capable of long-term shareholding, in addition to JX Advanced Metals, will further contribute to building a more stable business foundation and elevating corporate value.

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In light of these circumstances, as for Toho Titanium’s business operation after the Share Exchange, the Companies have commenced consideration with Nippon Steel Corporation on spinning off the Titanium Business, followed by equity participation by Nippon Steel Corporation, which is an existing shareholder and important business partner of Toho Titanium.

2.	Overview of the Share Exchange

(1)	Schedule of the Share Exchange

Date of resolution at the Board of Directors meeting to execute the Share Exchange Agreement and the Business Integration Agreement (the Companies)	Wednesday, February 25, 2026

Execution date of the Business Integration Agreement and the Share Exchange Agreement (the Companies)	Wednesday, February 25, 2026

Date of public notice on record date for extraordinary general meeting of shareholders (Toho Titanium)	Wednesday, February 25, 2026

Record date for extraordinary general meeting of shareholders (Toho Titanium)	Thursday, March 12, 2026 (scheduled)

Date of resolution at extraordinary general meeting of shareholders to approve the Share Exchange Agreement (Toho Titanium)	Friday, April 24, 2026 (scheduled)

Final trading date (Toho Titanium)	Wednesday, May 27, 2026 (scheduled)

Date of delisting (Toho Titanium)	Thursday, May 28, 2026 (scheduled)

Scheduled implementation date of the Share Exchange (effective date)	Monday, June 1, 2026 (scheduled)

(Note 1)

JX Advanced Metals plans to implement the Share Exchange through the procedures for simplified share exchange that does not require approval by a resolution of its general meeting of shareholders pursuant to Article 796, paragraph (2) of the Companies Act.

(Note 2)

The above schedule can be changed upon consultation and agreement between the Companies if necessary for procedures to conduct the Share Exchange or for other reasons. Notifications will be made promptly if any changes arise to the above schedule.

(2)	Method of the Share Exchange

The Share Exchange is one through which JX Advanced Metals will become a wholly-owning parent company and Toho Titanium will become a wholly-owned subsidiary company. The Share Exchange will be conducted, in the case of JX Advanced Metals, by simplified share exchange that does not require approval by a resolution of its general meeting of shareholders pursuant to Article 796, paragraph (2) of the Companies Act; and in the case of Toho Titanium, upon approval of the Share Exchange Agreement by a resolution at its extraordinary general meeting of shareholders to be held on April 24, 2026. The effective date of the Share Exchange is scheduled to be June 1, 2026.

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(3)	Allotments in connection with the Share Exchange

	JX Advanced Metals (Wholly-owning parent company resulting from the Share Exchange)	Toho Titanium (Wholly-owned subsidiary company resulting from the Share Exchange)
Allotment ratio in connection with the Share Exchange	1	0.70
Number of shares to be delivered in the Share Exchange	24,728,687 JX Advanced Metals Shares (scheduled)

(Note 1)	Share allotment ratio

JX Advanced Metals will allot and deliver 0.70 JX Advanced Metals Shares per Toho Titanium Share. However, no Toho Titanium Shares held by JX Advanced Metals at the Record Time (as defined below) will be allotted in the Share Exchange. The above allotment ratio for the Share Exchange (the “Share Exchange Ratio”) may be changed upon consultation and agreement between the Companies if there are significant changes to the terms and conditions on which the calculation is based.

(Note 2)	Number of JX Advanced Metals Shares to be delivered in the Share Exchange

Upon the Share Exchange, JX Advanced Metals will deliver, to the shareholders of Toho Titanium (excluding JX Advanced Metals) immediately before its acquisition via the Share Exchange of all the issued shares of Toho Titanium (excluding the Toho Titanium Shares held by JX Advanced Metals) (the “Record Time”), the number of JX Advanced Metals Shares calculated by multiplying the total number of the Toho Titanium Shares held by the shareholders by the Share Exchange Ratio.

The shares to be delivered by JX Advanced Metals are planned to be newly issued shares.

Toho Titanium plans to cancel, immediately before the Record Time, all of the treasury shares in its possession as of immediately before the Record Time (including treasury shares acquired by Toho Titanium in response to a share purchase demand by a dissenting shareholder as prescribed in Article 785, paragraph (1) of the Companies Act that may be made in relation to the Share Exchange), by a resolution at the meeting of its Board of Directors to be held by the day immediately before the effective date of the Share Exchange.

(Note 3)	Handling of shares less than one unit

Shareholders of Toho Titanium who will hold shares less than one unit (shares less than one unit (100 shares)) of JX Advanced Metals as a result of the Share Exchange may participate in either of the following programs with respect to the JX Advanced Metals Shares. Shares less than one unit shall not be sold in a financial instruments exchange market.

(i)	Top-up purchase program for shares less than one unit (top-up purchase to reach one unit (100 shares))

Under this program, any holder of shares less than one unit of JX Advanced Metals can, in accordance with Article 194, paragraph (1) of the Companies Act, and the Articles of Incorporation and the Regulations for Handling of Shares of JX Advanced Metals, demand that JX Advanced Metals sell the number of shares of JX Advanced Metals that will constitute one unit when combined with the shares less than one unit held by that shareholder, and then purchase those shares from JX Advanced Metals.

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(ii)	Buyback program for shares less than one unit (sale of shares less than one unit (100 shares))

Under this program, any holder of shares less than one unit of JX Advanced Metals can demand that JX Advanced Metals purchase the shares less than one unit held by that shareholder, in accordance with Article 192, paragraph (1) of the Companies Act.

(Note 4)	Treatment of fractions of less than a single share

If JX Advanced Metals delivers fractional shares less than a single JX Advanced Metals Share to shareholders of Toho Titanium as a result of the Share Exchange, in accordance with Article 234 of the Companies Act and other relevant laws and regulations, JX Advanced Metals will sell the number of JX Advanced Metals Shares equivalent to the total sum of the fractional shares (if the total sum includes a fraction less than one, it is to be rounded off) and deliver the sales proceeds to the relevant shareholders in proportion to the fractional shares attributed to them.

(4)	Treatment of share options and bonds with share options in connection with the Share Exchange

Not applicable, since Toho Titanium has not issued any share options or bonds with share options.

3.	Basis for Allotments in Connection with the Share Exchange

(1)	Basis and reason for allotments

In order to ensure fairness and appropriateness in the calculation of the Share Exchange Ratio stated in “(3) Allotments in connection with the Share Exchange” of “2. Overview of the Share Exchange” to be used for the Share Exchange, JX Advanced Metals and Toho Titanium decided to individually request third-party valuation agents independent of the Companies to calculate the share exchange ratio and receive legal advice from legal advisors independent of the Companies. JX Advanced Metals appointed Daiwa Securities Co., Ltd. (“Daiwa Securities”), Toho Titanium appointed Mizuho Securities Co., Ltd. (“Mizuho Securities”), and the Special Committee appointed Plutus Consulting Co., Ltd. (“Plutus Consulting”) as its own third-party valuation agent. In addition, JX Advanced Metals appointed Nishimura & Asahi (“N&A”) as its legal advisor independent of the Companies, and Toho Titanium appointed Nagashima Ohno & Tsunematsu as its legal advisor independent of the Companies.

As stated in “(4) Measures to ensure fairness (including measures to avoid conflicts of interest)” below, JX Advanced Metals carefully discussed and examined the Share Exchange using the share exchange ratio valuation report received from its third-party valuation agent, Daiwa Securities, advice from its legal advisor, N&A, the results of the due diligence conducted by JX Advanced Metals on Toho Titanium, and other factors. As a result of such careful discussion and examination, JX Advanced Metals has concluded that the Share Exchange Ratio is appropriate and serves the interests of its shareholders; therefore, it has determined that proceeding with the Share Exchange using the Share Exchange Ratio is appropriate.

At the same time, as stated in “(4) Measures to ensure fairness (including measures to avoid conflicts of interest)” below, Toho Titanium carefully discussed and examined the Share Exchange using the share exchange ratio valuation report received from its third-party valuation agent, Mizuho Securities, advice from its legal advisor, Nagashima Ohno & Tsunematsu, the results of the due diligence conducted by Toho Titanium on JX Advanced Metals, the instructions, advice, and the report received on February 24, 2026 from the Special Committee (“Advisory Report”; for details, please refer to “(c) Obtaining an advisory report from the special committee, which has no interest in Toho Titanium” of “(4) Measures to ensure fairness (including measures to avoid conflicts of interest)” below), the share exchange ratio valuation report received from Plutus Consulting, the third-party valuation agent of the Special Committee, and the fairness opinion (“Fairness Opinion”) that the Share Exchange Ratio is fair to the shareholders of Toho Titanium from a financial perspective, and other factors. As a result, Toho Titanium has concluded that the Share Exchange Ratio is appropriate and serves the interests of its minority shareholders. As announced in the “Notice Regarding Differences between Consolidated Financial Forecasts for the First Six Months (Interim Period) of the Fiscal Year Ending March 31, 2026 and Actual Results, Revision of Consolidated Financial Forecasts for the FY 2025” dated November 7, 2025, Toho Titanium has revised its full-year consolidated earnings forecast downward for the fiscal year ending March 31, 2026 (the “Earnings Forecast Revision”). However, the Special Committee has determined that: (i) the Earnings Forecast Revision was attributable to the prolonged inventory adjustments along the supply chain for titanium sponge for aircraft applications in the Titanium Business, as well as the slower-than-expected recovery in demand for ultra-fine nickel powder for multilayer ceramic capacitors (MLCCs) in the Chemicals Business; and (ii) these factors arose from market trends unrelated to the consideration of the Share Exchange, and no involvement or exercise of influence by JX Advanced Metals has been recognized in the process of considering the Earnings Forecast Revision or in the timing of its disclosure. In light of the above and other factors, the Special Committee has concluded that the Earnings Forecast Revision was appropriately announced in accordance with TSE’s timely disclosure rules, independently of the consideration of the Share Exchange, and that it cannot be recognized as having been made in connection with, or with the intention of, the Share Exchange. As a result of such careful discussion and examination, Toho Titanium has determined that proceeding with the Share Exchange using the Share Exchange Ratio is appropriate.

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As stated above, JX Advanced Metals and Toho Titanium carefully examined the Share Exchange Ratio based on the results of due diligence conducted by JX Advanced Metals and Toho Titanium on each other while referring to the calculation results of the share exchange ratio obtained from their third-party valuation agents; and they were engaged in extensive negotiations and discussions upon comprehensive consideration of factors such as the financial condition, status of assets, and future outlooks of the Companies, and synergies expected to be realized through implementation of the Share Exchange. As a result of these repeated negotiations and discussions, JX Advanced Metals and Toho Titanium have concluded that the Share Exchange Ratio is appropriate and serves the interests of their respective shareholders. Based on this conclusion, the Companies have determined that proceeding with the Share Exchange using the Share Exchange Ratio is appropriate. The Share Exchange Ratio may be changed upon consultation between the Companies if there are significant changes to the terms and conditions on which the calculation is based, in accordance with the Share Exchange Agreement.

(2)	Matters relating to calculation

(a)	Names of the valuation agents and relationships with the Companies

Daiwa Securities (which is the third-party valuation agent of JX Advanced Metals) is an independent calculation agent; and it is neither a related party of JX Advanced Metals or Toho Titanium, nor does it have a material interest that must be stated in relation to the Share Exchange. Although Daiwa Securities’ remuneration includes a contingent fee payable upon completion of the Share Exchange, etc., considering the general practice of similar transactions and the pros and cons of the remuneration system that will incur a corresponding financial burden on JX Advanced Metals if the Share Exchange fails, JX Advanced Metals has determined that the inclusion of a contingent fee payable upon completion of the Share Exchange does not itself deny independence.

Mizuho Securities (which is the third-party valuation agent of Toho Titanium) is a calculation agent independent of JX Advanced Metals, Toho Titanium, and the Share Exchange; and it is not a related party of JX Advanced Metals or Toho Titanium. Mizuho Securities is a member of Mizuho Financial Group, Inc. as is Mizuho Bank, Ltd. (“Mizuho Bank”), which provides JX Advanced Metals and Toho Titanium with loans and other financial services in the ordinary course of its banking business. However, Mizuho Bank does not have any material interest that must be stated in relation to the Share Exchange. In addition, Mizuho Securities has established and implemented an appropriate conflict-of-interest management framework, including information barrier measures between Mizuho Securities and Mizuho Bank, in accordance with Article 36 of the Financial Instruments and Exchange Act and Article 70-4 of the Cabinet Office Order on Financial Instruments Business (Cabinet Office Order No. 52 of 2007, as amended); accordingly, Mizuho Securities has calculated the Share Exchange Ratio from a position independent of Mizuho Bank’s status as a lender. Toho Titanium determined that Mizuho Securities had established and was implementing an appropriate conflict-of-interest management framework; accordingly, Toho Titanium appointed Mizuho Securities as a third-party valuation agent for calculation of the Share Exchange Ratio. The remuneration payable to Mizuho Securities comprises fixed fees that are payable regardless of whether the Share Exchange is completed, and it does not include any contingent fee payable such as upon completion of the Share Exchange.

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Plutus Consulting, the Special Committee’s third-party valuation agent, is a valuation agent independent of JX Advanced Metals, Toho Titanium, and the Share Exchange; and it is neither a related party of JX Advanced Metals or Toho Titanium, nor does it have a material interest that must be stated in relation to the Share Exchange. The Special Committee appointed Plutus Consulting as its own third-party valuation agent on December 4, 2025, after confirming that there were no issues with its independence or qualifications. The remuneration payable to Plutus Consulting in connection with the Share Exchange comprises fixed fees that are payable regardless of whether the Share Exchange is completed, and it does not include any contingent fee payable such as upon completion of the Share Exchange.

(b)	Outline of calculation

(i)	Calculation by Daiwa Securities

With respect to JX Advanced Metals, Daiwa Securities used the market price analysis because JX Advanced Metals is listed on a financial instruments exchange and its shares are quoted. Under the market price analysis, Daiwa Securities adopted, with February 24, 2026 as the calculation base date, the simple average of the closing prices for the past one month, the past three months, and the past six months retroactive from the calculation base date, as quoted on the TSE Prime Market.

With respect to Toho Titanium, Daiwa Securities used (a) the market price analysis because Toho Titanium is listed on the TSE Prime Market and its shares are quoted, and (b) the discounted cash flow (“DCF”) analysis to reflect the status of future business activities in the valuation. In addition, since the characteristics of the products and services provided by Toho Titanium’s Titanium Business, Catalyst Business, Chemicals Business, and New Materials Business are different from each other, in order to appropriately reflect the characteristics of each business in the calculation, Daiwa Securities conducted a Sum-of-the-Parts analysis, which classifies and calculates each business of Toho Titanium. Under the market price analysis, Daiwa Securities adopted, with February 24, 2026 as the calculation base date, the simple average of the closing prices for the past one month, the past three months, and the past six months retroactive from the calculation base date, as quoted on the TSE Prime Market.

Under the DCF analysis, Daiwa Securities calculated the share value by discounting the future cash flows based on the financial forecasts for the fiscal years ending March 31, 2026 through March 31, 2031, which were received from Toho Titanium, reviewed by JX Advanced Metals, and provided to Daiwa Securities, to their present value at a certain discount rate.

The valuation ranges of Toho Titanium assuming that the value per share of JX Advanced Metals is one, are as follows:

Methods adopted		Calculation results of share exchange ratio
JX Advanced Metals	Toho Titanium
Market price analysis	Market price analysis	0.51~0.77
	DCF analysis	0.35~1.14

In calculating the above share exchange ratio, Daiwa Securities used the information provided by Toho Titanium and JX Advanced Metals and publicly available information, etc. as they are, in principle, assuming that all such materials and information were accurate and complete; and it did not independently verify their accuracy or completeness. In addition, Daiwa Securities has neither independently valued, appraised, or assessed, nor has it requested a third-party institution to appraise or assess, any relevant assets or liabilities (including derivative financial instruments, off-balance sheet assets and liabilities, and other contingent liabilities) of Toho Titanium, including that pertaining to analyses or assessments of any individual assets or liabilities. The calculation of the share exchange ratio by Daiwa Securities reflects information and economic conditions as of February 24, 2026. Moreover, Daiwa Securities assumed that the financial forecasts for Toho Titanium have been reasonably examined and prepared based on the best forecasts and judgments obtained from the managements of the Companies at the time.

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In addition, the financial forecasts of Toho Titanium used by Daiwa as the basis for the DCF analysis assume significant increases in profits and fluctuations in free cash flow. Specifically, for the fiscal year ending March 31, 2026, due to a decrease in sales of sponge titanium for aircraft applications in the Titanium Business, as well as capacity expansion investments planned in the Titanium Business and the Chemical Business, a significant year-on-year decrease in operating profit and a significant year-on-year decrease in free cash flow are assumed. For the fiscal year ending March 31, 2027, due to an increase in sales volume of nickel powder resulting from a recovery in demand in the Chemicals Business, improved utilization rates of production lines, and a decrease in capital expenditures compared to the previous fiscal year, a significant year-on-year increase in operating profit and a significant year-on-year increase in free cash flow are assumed. For the fiscal year ending March 31, 2028, a significant year-on-year increase in free cash flow is assumed due to factors such as the optimization of inventory levels. For the fiscal year ending March 31, 2029, due to the effects of capacity expansion investments in the Chemicals and Catalyst Businesses, the expansion of sales of porous titanium materials in the Advanced Materials Business, and a decrease in capital expenditures compared to the previous fiscal year, a significant year-on-year increase in operating profit and a significant year-on-year increase in free cash flow are assumed. For the fiscal year ending March 31, 2031, a significant year-on-year increase in free cash flow is assumed due to a decrease in capital expenditures, etc.

(ii)	Calculation by Mizuho Securities

With respect to JX Advanced Metals, Mizuho Securities used the market price analysis for the calculation because JX Advanced Metals is listed on the TSE Prime Market and its shares are quoted. Under the market price analysis, Mizuho Securities adopted, with February 24, 2026 as the calculation base date, the simple average of the closing prices for the past one month, the past three months, and the past six months retroactive from the calculation base date, as quoted on the TSE Prime Market.

With respect to Toho Titanium, Mizuho Securities used (a) the market price analysis because Toho Titanium is listed on the TSE Prime Market and its shares are quoted, and (b) the DCF analysis to reflect the status of Toho Titanium’s future business activities in the valuation. Under the market price analysis, Mizuho Securities adopted, with February 24, 2026 as the calculation base date, the simple average of the closing prices for the past one month, the past three months, and the past six months retroactive from the calculation base date, as quoted on the TSE Prime Market. Under the DCF analysis, Mizuho Securities calculated Toho Titanium’s corporate value and share value by discounting free cash flow expected to be generated by Toho Titanium from the fiscal year ending March 31, 2026 onward to their present value at a certain discount rate based on various elements, such as the financial forecasts in a business plan prepared by Toho Titanium for the fiscal years ending March 31, 2026 through March 31, 2031 (the “Business Plan”), Toho Titanium’s financial information for the third quarter of the fiscal year ending March 31, 2026, and publicly available information. The discount rate was set at the weighted average capital cost, and a percentage of 7.2% to 11.2% was adopted. The perpetual growth method was adopted in the calculation of continuing value, and the perpetual growth rate was set at 1.0% to 3.0% after comprehensively considering elements such as external environmental factors, with the continuing value calculated to be 78,684 million yen to 191,304 million yen.

The calculation results of the share exchange ratio assuming that the value per share of JX Advanced Metals is one, are as follows:

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Methods adopted		Calculation results of share exchange ratio
JX Advanced Metals	Toho Titanium
Market price analysis	Market price analysis	0.51~0.77
	DCF analysis	0.16~1.08

The Business Plan assumes a business environment where demand for titanium sponge for aircraft applications, which is presently experiencing a downturn, will recover by the fiscal year ending March 31, 2028. With respect to the period of the Business Plan, a five-year planning period has been adopted in consideration of factors such as the expectation that the operating rate of the plant or major product manufacturing lines will reach approximately 100% in the final fiscal year of the planning period.

The Business Plan was approved by the Special Committee after ensuring its appropriateness by conducting a question-and-answer session with Toho Titanium regarding matters such as details of the Business Plan, its key assumptions, as well as the background and process of its preparation.

The financial forecasts based on the Business Plan that Mizuho Securities assumed when performing calculations using the DCF analysis are as follows. Such financial forecasts include fiscal years in which substantial year-on-year fluctuations in profit and free cash flow are expected, as specified below:

(A)

For the fiscal year ending March 31, 2026, the Titanium Business anticipates a year-on-year decrease in operating profit by 1,974 million yen, and a year-on-year decrease in free cash flow by 9,646 million yen, primarily due to a year-on-year decrease in sales of titanium sponge for aerospace applications resulting from the continued impact of inventory adjustments across the supply chain arising from various issues at Boeing, a major U.S. aircraft manufacturer, and capacity expansion investments planned in the Titanium Business and the Chemicals Business.

(B)

For the fiscal year ending March 31, 2027, as demand in the Chemicals Business itself is recovering, sales volumes of nickel powder are expected to increase, leading to the increased operating rate of production lines. In addition, capital expenditures are expected to decrease year on year. Primarily due to these reasons, operating profit is expected to increase by 1,357 million yen compared with the previous fiscal year, and free cash flow is expected to increase by 2,526 million yen compared with the previous fiscal year.

(C)	For the fiscal year ending March 31, 2028, primarily due to the optimization of inventory levels, free cash flow is expected to increase by 5,685 million yen compared with the previous fiscal year.

(D)

For the fiscal year ending March 31, 2029, primarily due to the effects of investments to expand production capacity in the catalyst business and the chemicals business, the expansion of sales of porous titanium materials in the Advanced Materials Business, and a year-on-year decrease in capital expenditures, operating profit is expected to increase by 4,070 million yen compared with the previous fiscal year; and free cash flow is expected to increase by 3,394 million yen compared with the previous fiscal year.

(E)

For the fiscal year ending March 31, 2030, primarily due to an increase in working capital associated with higher revenues, free cash flow is expected to decrease by 2,388 million yen compared with the previous fiscal year.

(F)	For the fiscal year ending March 31, 2031, primarily due to a decrease in capital expenditures, free cash flow is expected to increase by 5,635 million yen compared with the previous fiscal year.

In addition, the synergies expected to be realized through implementation of the Share Exchange have neither been considered in the financial forecasts of the Business Plan nor included in the calculation by Mizuho Securities as the basis for calculation (Note 1). This is because it is difficult to specifically estimate the impact on earnings at this time, except for the reduction in listing maintenance costs due to the delisting of Toho Titanium.

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In the “Vision for 2030” and “2023-2025 Medium-term Management Plan” announced by Toho Titanium on May 8, 2023, consolidated sales of 170 billion yen were set as the consolidated sales target for the fiscal year ending March 31, 2031. However, that figure is only assumed based on the business environment at the time of announcement (without considering the decline in aircraft production due to the Boeing quality issues and strikes, and the long-term downturn in the Chinese economy that has occurred after the announcement), and it is different from the figure in the financial forecasts based on the Business Plan.

(Unit: Millions of yen)

	Fiscal year ending March 31, 2026 (three months)	Fiscal year ending March 31, 2027	Fiscal year ending March 31, 2028	Fiscal year ending March 31, 2029	Fiscal year ending March 31, 2030	Fiscal year ending March 31, 2031
Sales	19,994	86,907	95,103	102,299	112,620	124,927
Operating profit	979	5,264	6,839	10,909	13,658	15,735
EBITDA	2,686	14,011	16,683	20,787	24,494	26,696
Free cash flow	-3,065	-1,303	4,382	7,776	5,388	11,022

(Note 1)

In calculating the share exchange ratio, Mizuho Securities analyzed and examined the following materials and information. The following materials include those relating to the subsidiary companies and affiliated companies (as defined in Article 8 of the Regulation on Terminology, Forms, and Preparation Methods of Financial Statements (Ministry of Finance Order No. 59 of 1963); collectively referred to as “Associated Companies”) of the Companies:

(1)	Financial information disclosed by securities reports, quarterly reports, and other documents of the Companies;

(2)	Materials related to business and financial conditions prepared and produced by the Companies and disclosed to Mizuho Securities;

(3)	Medium-term Management Plan and other materials relating to financial outlook prepared and produced by Toho Titanium and disclosed to Mizuho Securities (including the Business Plan of Toho Titanium);

(4)	Results of interviews with the Companies regarding their business and financial conditions, and responses to Q&A lists received from relevant departments regarding them;

(5)	Investigation report on legal, financial, and tax matters related to JX Advanced Metals commissioned by Toho Titanium to an external expert and prepared by the external expert;

(6)	Share prices and trading status of common shares of the Companies; and

(7)	Various other materials received by Mizuho Securities from the Companies or obtained through general investigations by Mizuho Securities that Mizuho Securities deems necessary and appropriate.

Also, in calculating the share exchange ratio, Mizuho Securities assumed the following matters:

(1)

Mizuho Securities relied on and assumed that all disclosed information and financial and other information provided by the Companies to Mizuho Securities or discussed by Mizuho Securities and external experts with the Companies that served as a substantial basis for the analysis of the share exchange ratio (the “Information”) is accurate and complete. Mizuho Securities did not independently verify the accuracy and completeness of the Information, and assumes no responsibility or obligation to independently verify the Information. Therefore, if there are any matters that would render such information material incorrect or if there are facts or circumstances that were not disclosed as of the valuation reference date or facts or circumstances that occur after the valuation reference date (including facts that potentially existed as of the valuation reference date and subsequently became apparent), the evaluation results may differ. Furthermore, Mizuho Securities assumes that Toho Titanium’s management is not aware of any facts that would render the financial and other information provided by the Companies to Mizuho Securities or discussed by Mizuho Securities with Toho Titanium incomplete or misleading.

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(2)

Mizuho Securities assumes that financial forecasts and other forward-looking information provided to Mizuho Securities (including forecasts of future revenues and expenses, expected cost reductions, and the Business Plan of Toho Titanium) were reasonably prepared and created by Toho Titanium’s management based on the best forecasts and judgments currently available regarding the future business performance and financial condition of the Toho Titanium and their Associated Companies, and further, without independently verifying the feasibility of such financial forecasts and business plans, Mizuho Securities relied on those financial forecasts and the Business Plan and expresses no opinion regarding the analyses of forecasts stated in the share exchange ratio calculation report submitted by Mizuho Securities to Toho Titanium or the assumptions underlying them. Regarding the synergy effects for the Companies resulting from the Share Exchange other than the reduction in listing maintenance costs due to delisting of Toho Titanium, Mizuho Securities is not aware of any matters that can be quantitatively evaluated as potentially having a material impact on the calculation of the share exchange ratio as of the calculation base date, and the calculation of the share exchange ratio does not incorporate any synergy effects other than the reduction in listing maintenance costs due to delisting of Toho Titanium.

(3)

Among the Information that Mizuho Securities requested to calculate the share exchange ratio, for information that was not provided or disclosed by the Companies, information that was provided or disclosed but whose impact on the Companies’ corporate value is uncertain at this time, or information that Mizuho Securities could not use as the basis for its evaluation through other methods, Mizuho Securities used assumptions that it deems reasonable and appropriate with Toho Titanium’s consent. If such assumptions by Mizuho Securities differ from the facts in material respects, the evaluation results may differ.

(4)

Mizuho Securities assumes that the Share Exchange will not be taxable to the Companies under Japanese corporate tax law and that other tax matters relating to the Share Exchange will not affect the share exchange ratio. Also, without conducting independent verification, Mizuho Securities assumes that the Share Exchange will be completed in a timely manner and that all material governmental, regulatory, and other consents and approvals (whether pursuant to laws and regulations or contracts) necessary for implementation of the Share Exchange can be obtained without any adverse impact on the Companies or on the benefits expected from the Share Exchange, and that the details of such consents and approvals will not affect the share exchange ratio. Further, Mizuho Securities assumes that where orders, measures, or any other dispositions have been issued or imposed on the Companies by regulatory authorities or otherwise, except for those disclosed by the Companies, there is currently no impact on the Companies’ future performance or no such impact will occur in the future. Mizuho Securities is not a legal, regulatory, or tax expert, and has relied on the assessments conducted by the Toho Titanium’s external experts with respect to such matters.

(5)

Mizuho Securities has not conducted an independent evaluation or assessment of the assets and liabilities (including derivative transactions, off-balance sheet assets and liabilities, and other contingent liabilities) or provisions of the Companies or their Associated Companies, has not analyzed the appropriateness of their accounting or tax valuations or the appropriateness of their accounting or tax treatment, and has not independently received or requested from third parties any evaluation, assessment, or analysis. Mizuho Securities does not assume any obligation to inspect the assets or facilities of the Companies or their Associated Companies and has not conducted any evaluation of the shareholders equity or solvency of the Companies or their Associated Companies under laws relating to insolvency, bankruptcy, etc.

(6)

Mizuho Securities assumes that neither the Companies nor any of their Associated Companies have previously concluded any contracts, agreements, or other written documents that would have a material impact on the share exchange ratio or made any such decisions, and will not conclude such agreements or make such decisions in the future, and that the implementation of the Share Exchange will not at any future point result in a breach of any material agreements to which the Companies or their Associated Companies are bound as parties and will not give rise to any right to terminate such material agreements or any right to declare a default or exercise remedial measures under such agreements.

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(7)

Mizuho Securities assumes that, other than the matters disclosed in the Information, there are no lawsuits or disputes involving the Companies or their Associated Companies, no other related contingent liabilities, and no off-book liabilities relating to environmental, tax, intellectual property, or other such matters, and that the Companies’ current insurance coverage amounts relating to its business are adequate for its business operations.

(iii)	Calculation by Plutus Consulting

Plutus Consulting calculated the share value of the Companies using the market price analysis, since the shares of the Companies are listed on the TSE Prime Market and their shares are quoted. Also, with respect to Toho Titanium, since there are comparable listed companies and it is possible to infer its share value through a comparison with such comparable listed companies, the comparable company analysis was adopted. In addition, the DCF method was also used in order to reflect the status of future business activities in the share value calculation.

The valuation range of Toho Titanium using each of the above valuation methods, assuming that the value per share of JX Advanced Metals is one, is as follows.

Methods adopted		Calculation results of share exchange ratio
JX Advanced Metals	Toho Titanium
Market price analysis	Market price analysis	0.51~0.77
	Comparable company analysis	0.49~1.02
	DCF analysis	0.23~1.55

Under the market price analysis, Plutus Consulting adopted, with February 24, 2026 as the calculation base date, the simple average of the closing prices for the past one month, the past three months, and the past six months retroactive from the calculation base date, as quoted on the TSE Prime Market.

Under the comparable company analysis, after selecting OSAKA Titanium technologies Co., Ltd. as a comparable listed company that conducts business relatively similar to that of Toho Titanium, the share value was calculated using an EBITDA multiple applied to business value; and the range of the value per share was calculated to be 1,815 yen to 2,071 yen.

Under the DCF analysis, corporate value was evaluated by discounting future cash flow, which is based on the Business Plan prepared by Toho Titanium, to the present value using a certain discount rate. The terminal value was calculated at 94,622 million yen to 256,567 million yen based on the perpetual growth rate method and the multiple method. Specifically, the discount rate applied in the calculation was 6.9% to 9.6%. In the perpetual growth rate method, the growth rate was calculated as 0% based on the theoretical long-term economic environment and other factors. In the multiple method, with respect to the EBITDA multiple, the multiple for EBITDA applied to business value was set at 8.8 times to 13.6 times, taking into account the levels observed among companies in the industry.

The financial forecasts for Toho Titanium based on the Business Plan used by Plutus Consulting in the DCF analysis include fiscal years in which substantial year-on-year fluctuations in profits or losses and free cash flow are expected. Details are as follows:

(A)

For the fiscal year ending March 31, 2026, the Titanium Business anticipates a year-on-year decrease in operating profit by 1,973 million yen, and a year-on-year decrease in free cash flow by 9,088 million yen, primarily due to a year-on-year decrease in sales of titanium sponge for aerospace applications resulting from the continued impact of inventory adjustments across the supply chain arising from various issues at Boeing, a major U.S. aircraft manufacturer, and capacity expansion investments planned in the Titanium Business and the Chemicals Business.

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(B)

For the fiscal year ending March 31, 2027, as demand in the Chemicals Business itself is recovering, sales volumes of nickel powder are expected to increase, leading to the increased operating rate of production lines. In addition, capital expenditures are expected to decrease year on year. Primarily due to these reasons, operating profit is expected to increase by 1,356 million yen compared with the previous fiscal year, and free cash flow is expected to increase by 2,883 million yen compared with the previous fiscal year.

(C)	For the fiscal year ending March 31, 2028, primarily due to the optimization of inventory levels, free cash flow is expected to increase by 4,572 million yen compared with the previous fiscal year.

(D)

For the fiscal year ending March 31, 2029, primarily due to the effects of investments to expand production capacity in the catalyst business and the chemicals business, the expansion of sales of porous titanium materials in the Advanced Materials Business, and a year-on-year decrease in capital expenditures, operating profit is expected to increase by 4,070 million yen compared with the previous fiscal year; and free cash flow is expected to increase by 3,099 million yen compared with the previous fiscal year.

(E)	For the fiscal year ending March 31, 2031, primarily due to a decrease in capital expenditures, free cash flow is expected to increase by 5,578 million yen compared with the previous fiscal year.

In addition, since it is difficult to specifically estimate the synergy effects expected to be realized as a result of the Share Exchange at this time, such effects have not been reflected in the above valuation.

The figures of the financial forecasts based on the Business Plan that Plutus Consulting used as a premise for calculation under the DCF analysis are as follows.

(Unit: Millions of yen)

	Fiscal year ending March 31, 2026 (3 months)	Fiscal year ending March 31, 2027	Fiscal year ending March 31, 2028	Fiscal year ending March 31, 2029	Fiscal year ending March 31, 2030	Fiscal year ending March 31, 2031
Sales	19,994	86,907	95,103	102,299	112,620	124,927
Operating profit	979	5,264	6,839	10,909	13,658	15,735
EBITDA	2,707	13,997	16,660	20,751	24,458	26,660
Free cash flow	-2,812	-927	3,645	6,744	5,390	10,968

Plutus Consulting has confirmed the details of the Business Plan, which was used as the basis of the calculation, through question-and-answer sessions with Toho Titanium. In addition, as stated in “(c) Obtaining an advisory report from the special committee, which has no interest in Toho Titanium” in “(4) Measures to ensure fairness (including measures to avoid conflicts of interest)” below, the Special Committee has verified the reasonableness of the details, material assumptions, the process of preparation, etc., and confirmed that the Business Plan is not unreasonable.

In addition, the Special Committee obtained the Fairness Opinion from Plutus Consulting on February 24, 2026. The Fairness Opinion expresses the opinion that the share exchange ratio agreed by and between the Companies is fair to general shareholders of Toho Titanium from a financial perspective, in light of the results, etc. of the calculation of the share exchange ratio based on the Business Plan and the market share prices of both of the Companies. In addition to the results of the calculation of the share exchange ratio, which was conducted after Plutus Consulting received disclosure from Toho Titanium regarding the current status of Toho Titanium’s business, future business plans, etc., and explanations regarding these matters, the Fairness Opinion was issued through question-and-answer sessions with each of the Companies regarding the outline, background and purpose of the Share Exchange, a review of the business environment and economic, market and financial conditions of both of the Companies, to the extent deemed necessary by Plutus Consulting, and a review process by a review board of Plutus Consulting independent of the engagement team at Plutus Consulting.

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(Note)

In preparing and submitting the Fairness Opinion and calculating the share exchange ratios above, which is the basis of the Fairness Opinion, Plutus Consulting relied on the basic materials provided to it by Toho Titanium, publicly available information, and the information received at question-and-answer sessions with both of the Companies, on the assumption that such materials and information are accurate and complete, and that there is no information not disclosed to Plutus Consulting that would have a significant impact on the calculation of the share exchange ratio. Plutus Consulting has not conducted any investigation or study other than the procedures described above, and is not obligated to do so. In addition, Plutus Consulting has not made any independent evaluation or appraisal in connection with any assets or liabilities (including off-balance-sheet assets and liabilities, and other contingent liabilities) of the Companies and their Associated Companies, including analysis and evaluation of individual assets and liabilities, and has not received any valuation or appraisal report from either of the Companies or their Associated Companies. Plutus Consulting also has not evaluated the creditworthiness of any of the Companies or their Associated Companies under applicable laws and regulations relating to bankruptcy, insolvency or similar matters.

Plutus Consulting assumes that Toho Titanium’s business plan and other materials used by Plutus Consulting as the basis for the Fairness Opinion have been reasonably prepared by Toho Titanium’s management based on their best forecasts and judgment at the time of preparation of such materials, and Plutus Consulting makes no warranties as to their feasibility and expresses no view as to the analyses, forecasts or assumptions on which these business plan and other materials were based.

Plutus Consulting assumes that the Share Exchange Agreement has been lawfully and validly prepared and executed, that it will be approved at the general meeting of shareholders of Toho Titanium, that the Share Exchange will be lawfully and validly implemented in accordance with the conditions stated in the Share Exchange Agreement, and that the Share Exchange will be completed in accordance with the conditions of the Share Exchange Agreement without any waiver, modification, or alteration of the important conditions or agreed matters stated in the Share Exchange Agreement. Plutus Consulting also assumes that the Share Exchange will be lawfully and validly implemented and that all governmental, regulatory or other consents or approvals necessary to implement the Share Exchange will be obtained without prejudice to any benefits expected from the Share Exchange, and Plutus Consulting is under no obligation to independently investigate such matters.

Plutus Consulting has not been asked by Toho Titanium to review Toho Titanium’s decision to implement the Share Exchange or to compare and evaluate the Share Exchange relative to other strategic alternatives, and has not done so. Plutus Consulting is not an accounting, tax or legal expert and has not independently analyzed or reviewed the legality and validity of any matter relating to the Share Exchange or the appropriateness of any accounting or tax treatment thereof, and is not obligated to do so.

The Fairness Opinion expresses the view, as of its issuance date, on whether the Share Exchange Ratio agreed by the Companies is fair to the general shareholders of Toho Titanium from a financial perspective, based on the financial, capital markets and economic conditions and other circumstances as of the issuance date, as well as the information provided to or obtained by Plutus Consulting up to that date. Plutus Consulting is under no obligation to update, modify or supplement the contents of the Fairness Opinion due to any changes in circumstances that may occur thereafter. The Fairness Opinion does not infer or imply any opinion regarding matters other than those expressly stated therein or matters subsequent to the date of submission of the Fairness Opinion. The Fairness Opinion only expresses an opinion on the fairness of the Share Exchange Ratio for Toho Titanium’s general shareholders from a financial perspective and does not express any opinions to the holders of securities issued by Toho Titanium, creditors or other stakeholders of Toho Titanium, and does not recommend any actions to Toho Titanium’s shareholders regarding the Share Exchange. The Fairness Opinion was provided by Plutus Consulting for the purpose of being used as a basis for the decisions of the Board of Directors of Toho Titanium and the Special Committee regarding the Share Exchange Ratio, and any third party may not rely upon the Fairness Opinion.

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(3)	Prospects of delisting and reasons for delisting

As a result of the Share Exchange, Toho Titanium will become a wholly-owned subsidiary company of JX Advanced Metals on the effective date of the Share Exchange (scheduled for June 1, 2026); and the Toho Titanium Shares will be delisted on May 28, 2026 (the final trading date being May 27, 2026), in accordance with TSE’s Delisting Criteria. If the current effective date of the Share Exchange is changed, the delisting date will also be changed.

Following the delisting, it will no longer be possible to trade Toho Titanium Shares on the TSE; however, the JX Advanced Metals Shares that will be allotted to shareholders of Toho Titanium as a result of the Share Exchange will remain listed on the TSE. While some shareholders may be allotted shares less than one unit only, it will be possible to trade one unit or more of the JX Advanced Metals Shares on a financial instruments exchange market on and after the effective date of the Share Exchange. Accordingly, JX Advanced Metals believes that it can continue to provide liquidity of shares to shareholders of Toho Titanium.

On the other hand, the shareholders of Toho Titanium who will hold less than one unit (100 shares) of the JX Advanced Metals Shares as a result of the Share Exchange cannot sell such shares less than one unit on any financial instruments exchange. However, upon request, they can use a top-up purchase program or a buy-back program for shares less than one unit provided by JX Advanced Metals. For details, please refer to “(Note 3) Handling of shares less than one unit” in “(3) Allotments in connection with the Share Exchange” in “2. Overview of the Share Exchange.” For details on the handling of fractions of less than a single share resulting from the Share Exchange, please refer to “(Note 4) Handling of fractions of less than a single share” in “(3) Allotments in connection with the Share Exchange” in “2. Overview of the Share Exchange” above.

Please note that shareholders of Toho Titanium Shares may trade their Toho Titanium Shares on the TSE as usual until the final trading date, May 27, 2026 (scheduled), and they may exercise any legal rights under the Companies Act and other applicable laws and regulations.

(4)	Measures to ensure fairness (including measures to avoid conflicts of interest)

With respect to the Share Exchange, JX Advanced Metals already holds 35,859,400 Toho Titanium Shares (corresponding to 50.37% in terms of the number of shares obtained by deducting the number of treasury shares (84,813 shares) from the total number of issued shares (71,270,910 shares) as of December 31, 2025; and Toho Titanium falls under a consolidated subsidiary of JX Advanced Metals. Therefore, the Companies have determined that it is necessary to avoid conflicts of interest and ensure the fairness of the Share Exchange and have taken the following measures to ensure fairness (including measures to avoid conflicts of interest):

(a)	The Companies’ obtaining a valuation report from an independent third-party valuation agent and Toho Titanium’s obtaining a fairness opinion

JX Advanced Metals appointed Daiwa Securities, and Toho Titanium appointed Mizuho Securities, both of which are independent of the Companies, as their respective third-party valuation agents and obtained a share exchange ratio valuation report from Daiwa Securities and Mizuho Securities, respectively, on February 24, 2026. For the outlines of those valuation reports, please refer to “(2) Outline of calculation” above. Neither JX Advanced Metals nor Toho Titanium has obtained from either of those third-party valuation agents a written opinion (fairness opinion) stating that the Share Exchange Ratio is appropriate or fair from a financial perspective.

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On the other hand, the Special Committee appointed Plutus Consulting, which is independent of the Companies, as its third-party valuation agent and obtained a share exchange ratio valuation report on February 24, 2026. The Special Committee obtained a fairness opinion. For the outlines of the valuation report and the Fairness Opinion, please refer to “(2) Matters relating to calculation” above.

(b)	Advice from independent law firms

JX Advanced Metals appointed N&A as its legal advisor and Toho Titanium appointed Nagashima Ohno & Tsunematsu as its legal advisor and obtained legal advice therefrom concerning various procedures for the Share Exchange and the method and processes of decision-making. Both N&A and Nagashima Ohno & Tsunematsu are not related parties of, are independent of and have no material interest in JX Advanced Metals and Toho Titanium regarding the Share Exchange. In addition, the Special Committee approved the appointment of Nagashima Ohno & Tsunematsu as Toho Titanium’s legal advisor after having confirmed that there are no special problems with the independence of Nagashima Ohno & Tsunematsu, at the first Special Committee meeting held on November 11, 2025.

(c)	Obtaining an advisory report from the special committee, which has no interest in Toho Titanium

(i)	Process of establishment of special committee and related matters

In response to an initial indication by JX Advanced Metals on October 9, 2025, expressing its desire to begin deliberations and discussions regarding the Share Exchange, Toho Titanium established, pursuant to a resolution of the Board of Directors dated October 31, 2025, the Special Committee composed of four (4) members, who are independent from the Companies and from the outcome of the Share Exchange, namely Mr. Yasuhiko Ikubo (Outside Director and Independent Officer of Toho Titanium and an attorney at law), Mr. Kimiharu Okura (Outside Director and Independent Officer of Toho Titanium), Mr. Naomi Harada (Outside Director, Audit & Supervisory Committee Member, and Independent Officer of Toho Titanium) and Mr. Akio Kobayashi (Outside Director, Audit & Supervisory Committee Member, and Independent Officer of Toho Titanium and a certified public accountant). The purpose of the Special Committee is to (x) proceed cautiously with the decision-making process of the Board of Directors regarding the Share Exchange, (y) ensure the fairness, transparency, and objectivity of decision-making by the Board of Directors by eliminating any potential arbitrariness in the decision-making process, and (z) obtain an opinion on whether the decision by the Board of Directors to implement the Share Exchange can be considered fair to the general shareholders of Toho Titanium. The aforementioned four individuals were selected from the outset by Toho Titanium as members of the Special Committee, and there has been no change in the membership of the Special Committee. The remuneration for the members of the Special Committee consists solely of a fixed amount payable regardless of the outcome of the Share Exchange and irrespective of the content of the report. It does not include any contingency fees payable on the condition of completion of the Share Exchange or on other conditions.

Toho Titanium consulted the Special Committee regarding: (a) whether the purpose of the Share Exchange is reasonable and legitimate as a measure to enhance Toho Titanium’s corporate value; (b) whether the transactional terms and conditions of the Share Exchange are appropriate, including the appropriateness of the structure of the Share Exchange and the type of consideration; (c) whether the procedures for the Share Exchange are fair, including what measures to ensure fairness should be implemented and to what extent; and (d) whether Toho Titanium’s decision to proceed with the Share Exchange is fair to its general shareholders ((a) through (d) are referred to as the “Consultation Matters”). Toho Titanium commissioned the Special Committee to submit to Toho Titanium’s Board of Directors a written opinion addressing these points. Furthermore, Toho Titanium positioned the Special Committee as a body independent of the Board of Directors, and Toho Titanium’s Board of Directors resolved that when making any important decision regarding the Share Exchange, the Board of Directors shall accord the utmost respect to the Special Committee’s opinion on the Consultation Matters, and that if the Special Committee determines that the implementation of the Share Exchange would not be fair to the general shareholders of Toho Titanium, the Board of Directors shall not decide in favor of implementing the Share Exchange.

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Concurrently, Toho Titanium granted the Special Committee the authority (x) to collect information necessary to make judgments and conduct deliberations on the Consultation Matters, and to perform other duties deemed necessary by the Special Committee, and (y) to appoint its own financial advisors, third-party valuation agents, and legal advisors, to the extent necessary for it to fulfill its role, with the expenses to be borne by Toho Titanium.

(ii)	Process of deliberation

The Special Committee carefully deliberated the Consultation Matters by holding meetings fifteen (15) times in total during the period from November 11, 2025, to February 24, 2026, in addition to obtaining information, holding discussions from time to time, and taking other actions as necessary. Specifically, the Special Committee confirmed that there were no issues regarding the independence and expertise of Mizuho Securities, which Toho Titanium appointed as its financial advisor and third-party valuation agent, and Nagashima Ohno & Tsunematsu, which Toho Titanium appointed as its legal advisor, and the Special Committee approved those appointments. Furthermore, at its third meeting held on December 4, 2025, the Special Committee confirmed that there were no issues regarding Plutus Consulting’s independence and expertise. The Special Committee subsequently decided to appoint Plutus Consulting as its own financial advisor and third-party valuation agent.

Subsequently, after sending to the Companies a questionnaire regarding the purpose of the Share Exchange and related matters, the Special Committee received explanations from, and held question-and-answer sessions with, the respective Companies, regarding certain matters such as the purposes of the Share Exchange, the background and course of events that led to the Share Exchange, the details of synergies resulting from the Share Exchange, and the management policy and treatment of employees after the Share Exchange. Furthermore, the Special Committee also received explanations from, and held question-and-answer sessions with, Toho Titanium regarding certain matters such as its business description, and the preparation policies and procedures in respect of its business plan, which serve as the basis for calculating the share exchange ratio. Moreover, the Special Committee received advice from Nagashima Ohno & Tsunematsu, which is the legal advisor of Toho Titanium, on measures to ensure the fairness of the procedural aspects related to the Share Exchange, including the method of decision-making by the Board of Directors of Toho Titanium with respect to the Share Exchange and the operation of the Special Committee, and measures to avoid conflicts of interest. In addition, the Special Committee received explanations from, and held question-and-answer sessions with, (a) Mizuho Securities, which is the financial advisor and third-party valuation agent of Toho Titanium and (b) Plutus Consulting, which is the independently appointed third-party valuation agent of the Special Committee, regarding the method and results of the calculation of the share exchange ratio. Based on the foregoing, the Special Committee verified that the calculation was rational.

The Special Committee was substantially involved in the negotiation process with JX Advanced Metals, by receiving timely reports on the process and details of the discussions and negotiations regarding the Share Exchange between the Companies, holding multiple discussions on the negotiation policies and other related matters, and providing its opinions to Toho Titanium.

After carefully discussing and deliberating the Consultation Matters through such procedures, the Special Committee, with the unanimous consent of all its members, submitted a report to the Board of Directors of Toho Titanium on February 24, 2026, stating that it considered the decision to implement the Share Exchange to be fair to the general shareholders of Toho Titanium. For the content of the Advisory Report, please refer to the attached “Advisory Report” dated February 24, 2026.

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(d)

Approval by all directors (including Audit & Supervisory Committee members) who have no interest in Toho Titanium and opinion of all company auditors who have no interest therein that they have no objection

Based on the legal advice obtained from Nagashima Ohno & Tsunematsu, the financial advice obtained from Mizuho Securities, the content of the share exchange valuation report obtained from Mizuho Securities, the advisory report obtained from the Special Committee, and other relevant materials, Toho Titanium carefully deliberated and examined whether the Share Exchange proposed by JX Advanced Metals would contribute to the enhancement of the corporate value of Toho Titanium and whether the transactional terms and conditions of the Share Exchange including the Share Exchange Ratio were appropriate. As a result of such deliberations and examinations, at the meeting of its Board of Directors held today, Toho Titanium resolved to enter into the Share Exchange Agreement and the Business Integration Agreement.

At the aforementioned meeting of the Board of Directors of Toho Titanium, the aforementioned resolution was deliberated and unanimously adopted by eight (8) directors (which excluded Mr. Kazuhiko Iida, who is employed by JX Advanced Metals) out of the nine (9) directors, in light of the fact that Toho Titanium is a subsidiary of JX Advanced Metals and the Share Exchange constitutes a transaction that typically involves issues of structural conflicts of interest and information asymmetry, and from the standpoint of eliminating any potential influence of these issues on the deliberations and resolutions by the Board of Directors.

Furthermore, among the directors of Toho Titanium, in order to avoid potential conflicts of interest, Mr. Kazuhiko Iida did not participate in the deliberations and resolutions of the Board of Directors regarding the Share Exchange, including the aforementioned meeting of the Board of Directors, nor did he participate in the discussions and negotiations regarding the Share Exchange from the standpoint of Toho Titanium. Please note that, among the Toho Titanium’s directors, Mr. Yasuji Yamao had been employed by JX Advanced Metals until around 2021, and Mr. Akira Inokawa had been employed by JX Advanced Metals until around 2018. However, as a considerable period has elapsed since both directors were transferred to Toho Titanium, the Special Committee determined that JX Advanced Metals’ influence did not extend to them. Accordingly, both directors participated in the Board of Directors’ deliberations and resolutions regarding the Share Exchange.

(e)	Establishment of an independent review system at Toho Titanium

Toho Titanium established an internal system to deliberate, negotiate, and make decisions regarding the Share Exchange from a standpoint that is independent of JX Advanced Metals. Specifically, after receiving the Proposal from JX Advanced Metals on October 9, 2025, Toho Titanium implemented a framework for deliberating the Share Exchange, including the preparation of the business plan that serves as the basis for calculating the value of the Toho Titanium Shares, and for conducting discussions and negotiations with JX Advanced Metals.

At its first meeting held on November 11, 2025, for the purpose of conducting internal examinations, negotiations, and determinations in relation to the Share Exchange, the Special Committee, based on advice from Nagashima Ohno & Tsunematsu, confirmed that Mr. Kazuhiko Iida, a director of Toho Titanium employed by JX Advanced Metals, was considered to have interests in the Share Exchange, and therefore, he would not participate in any deliberations, or discussions and negotiations with JX Advanced Metals in relation to the Share Exchange. Furthermore, the Special Committee confirmed that none of the employees seconded from JX Advanced Metals to Toho Titanium were designated to be involved in negotiations with JX Advanced Metals, and that among the employees seconded from JX Advanced Metals to Toho Titanium, none of those involved in preparing the Business Plan received any information regarding the Share Exchange and were involved in the Share Exchange.

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In addition to these measures, the Special Committee acknowledged that the Toho Titanium’s deliberation system does not present any issues from the viewpoint of independence and fairness, based on the advice of Nagashima Ohno & Tsunematsu.

(f)	Securing opportunities for acquisition proposals from other acquirers (market check)

JX Advanced Metals and Toho Titanium have entered into the Business Integration Agreement, containing a deal protection clause (the “Deal Protection Clause”) that prohibits contact with any other acquisition bidder (the “Competing Acquisition Bidder”), regarding (i) transactions that could conflict with or impede the Share Exchange, including mergers, share exchanges, share transfers, share delivery, corporate splits, transfers of all or part of businesses, business integrations, capital alliances, share issuances, disposals of treasury shares, and other similar transactions, or (ii) transactions that could obstruct the Share Exchange (“Competing Transactions”). However, if Toho Titanium receives a legally binding, bona fide proposal from a third party concerning any Competing Transactions where (a) a share exchange ratio or tender offer price, and the principle terms of the transaction are explicitly stated; (b) post-transaction management policies to be applied after the completion of such Competing Transaction are explicitly stated, (c) the necessary permits and approvals related to such Competing Transaction are specified in detail based on reasonable grounds, including their type, region, and estimated timeframe, and the likelihood of completing all such requirements within a reasonable period is reasonably demonstrated; (d) there is no upper limit on the number of shares intended to be purchased if such Competing Transaction is a tender offer; and (e) there is a firm commitment to secure the funds necessary for such tender offer by means of a funds certificate, financing commitment letter, or other reasonable documentary evidence if such Competing Transaction is a tender offer, it is permissible for Toho Titanium to contact the Competing Acquisition Bidder.

The Share Exchange involves JX Advanced Metals, the controlling shareholder, making Toho Titanium its wholly-owned subsidiary, which makes it unlikely that a third-party will make a bona fide competing proposal. Moreover, any exceptional circumstances where a third-party might make a bona fide competing proposal are excluded from the scope of the Deal Protection Clause. Furthermore, Toho Titanium’s extraordinary shareholders’ meeting to approve the Share Exchange Agreement is scheduled to be held on April 24, 2026, approximately two (2) months after the announcement of the execution of the Share Exchange Agreement. Even compared with other corporate acquisition deals, sufficient opportunity has been provided for the Competing Acquisition Bidders. Considering these factors, Toho Titanium believes that an indirect market check has been implemented for the Share Exchange, and therefore, the procedures related to the Share Exchange are not deemed to lack fairness.

4. Outline of Parties to the Share Exchange

		Wholly-owning parent company resulting from the Share Exchange	Wholly-owned subsidiary company resulting from the Share Exchange
(1)	Name	JX Advanced Metals Corporation	Toho Titanium Co., Ltd.
(2)	Address	10-4, Toranomon 2-chome, Minato-ku, Tokyo	1-1, Minamisaiwai 1-chome, Nishi-ku, Yokohama, Kanagawa
(3)	Name and title of representative	Hayashi Yoichi, President and Representative Director	Yamao Yasuji, Representative Director and President
(4)	Description of business	Manufacture and sale of semiconductor materials such as sputtering targets, manufacture and sale of ICT materials such as rolled copper foil and titanium copper, resource development, smelting, and recycling of copper and rare metals	Manufacture and sale of titanium metals, manufacture and sale of catalysts for propylene polymerization, manufacture and sale of electronic materials
(5)	Stated capital (as of September 30, 2025)	75,000 million yen	11,963 million yen
(6)	Date of incorporation	September 27, 2002	August 20, 1953
(7)	Number of issued shares	(Common stock) 928,463,102 shares (as of November 11, 2025)	(Common stock) 71,270,910 shares (as of September 30, 2025)
(8)	End of fiscal period	March 31	March 31
(9)	Number of employees (as of March 31, 2025)	(Consolidated) 10,413	(Consolidated) 1,260
(10)	Major business Partners	-	Titanium Metals Corporation Nippon Steel Corporation
(11)	Major banks	Mizuho Bank, Ltd. Sumitomo Mitsui Banking Corporation MUFG Bank, Ltd.	Mizuho Bank, Ltd. Sumitomo Mitsui Banking Corporation The Bank of Yokohama,Ltd.

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(12)	Major shareholders and shareholding ratios (as of September 30, 2025)

ENEOS Holdings Inc.

42.38%

The Master Trust Bank of Japan, Ltd. (Trust Account)

8.66%

STATE STREET BANK AND TRUST COMPANY 505325 (Standing Proxy: Settlement & Clearing Services Division of Mizuho Bank, Ltd.)

3.18%

Custody Bank of Japan, Ltd. (Trust Account)

3.11%

GIC PRIVATE LIMITED-C (Standing Proxy: MUFG Bank, Ltd.

2.42%

MSIP CLIENT SECURITIES (Standing Proxy: Morgan Stanley MUFG Securities Co., Ltd.)

1.01%

HSBC HONG KONG-TREASURY SERVICES A/C ASIAN EQUITIES DERIVATIVES (Standing Proxy: Settlement & Clearing Services Division of Mizuho Bank, Ltd.)

0.96%

GOVERNMENT OF NORWAY (Standing Proxy: Settlement & Clearing Services Division of Mizuho Bank, Ltd.)

0.91%

JP MORGAN CHASE BANK 385781 (Standing Proxy: Citibank, N.A., Tokyo Branch)

0.83%

JPMorgan Securities Japan Co., Ltd.

0.79%

JX Advanced Metals Corporation

50.37%

The Master Trust Bank of Japan, Ltd. (Trust Account)

7.17%

Nippon Steel Corporation

4.92%

MSIP CLIENT SECURITIES (Standing Proxy: Morgan Stanley MUFG Securities Co., Ltd.)

2.02%

Custody Bank of Japan, Ltd. (Trust Account)

1.15%

HSBC HONG KONG-TREASURY SERVICES A/C ASIAN EQUITIES DERIVATIVES (Standing Proxy: The Hongkong and Shanghai Banking Corporation Limited, Tokyo Branch)

0.91%

NORTHERN TRUST CO. (AVFC) RENT MEL AUSTRALIAN TREATY LENDING CLIENTS ACCOUNT (Standing Proxy: The Hongkong and Shanghai Banking Corporation Limited, Tokyo Branch)

0.90%

The Nomura Trust and Banking Co., Ltd. (Trust Account)

0.63%

STATE STREET BANK AND TRUST COMPANY 505223 (Standing Proxy: Settlement & Clearing Services Division of Mizuho Bank, Ltd.)

0.58%

MSCO CUSTOMER SECURITIES (Standing Proxy: Morgan Stanley MUFG Securities Co., Ltd.)

0.58%

(13)	Relationships between Parties
Capital relationship

JX Advanced Metals holds 35,859,400 Toho Titanium Shares, which are equivalent to 50.37% of the number of shares obtained by deducting the number of treasury shares (84,813 shares) from the total number of issued shares of Toho Titanium (71,270,910 shares), and it is the largest shareholder.

	Personnel relationship	JX Advanced Metals has dispatched 1 part-time officer and 39 employees to Toho Titanium.

Business relationship

JX Advanced Metals consigns the melting processing of various metals to Toho Titanium and the manufacturing of CVD and ALD materials, and Toho Titanium sells high-purity titanium to JX Advanced Metals.

	Status as related parties	Toho Titanium is a consolidated subsidiary company of JX Advanced Metals, and JX Advanced Metals and Toho Titanium are mutually related parties.

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(14)	Operating results and financial position for the last three years
Fiscal period	JX Advanced Metals (consolidated)
	Fiscal year ended March 31, 2023	Fiscal year ended March 31, 2024	Fiscal year ended March 31, 2025
Total equity	602,492	720,802	711,754
Total assets	1,831,557	1,325,887	1,283,002
Equity attributable to the owner of the parent company per share (yen)	530.01	675.73	663.58
Net sales	1,638,484	1,512,345	714,940
Operating profit	72,925	86,172	112,484
Net profit attributable to the owner of the parent company	36,930	102,624	68,271
Net profit per share (yen)	39.78	110.53	73.53
Dividend per share (yen)	0.00	0.00	109.55
Fiscal period	Toho Titanium (consolidated)
	Fiscal year ended March 31, 2023	Fiscal year ended March 31, 2024	Fiscal year ended March 31, 2025
Net assets	53,281	56,547	58,330
Total assets	111,429	126,002	124,780
Net assets per share (yen)	746.73	794.52	819.58
Net sales	80,351	78,404	88,974
Operating profit	10,693	5,628	5,880
Ordinary profit	10,532	6,273	5,514
Net profit attributable to shareholders of the parent company	7,504	4,951	3,726
Net profit per share (yen)	105.44	69.57	52.36
Dividend per share (yen)	30.00	24.00	18.00

(Unit: Unless otherwise specified, millions of yen)

(Note) The shareholding ratio is calculated based on the total number of issued shares, excluding treasury shares.

5.	Status after the Share Exchange

Wholly-owning parent company resulting from the Share Exchange
(1) Name	JX Advanced Metals Corporation
(2) Address	10-4, Toranomon 2-chome, Minato-ku, Tokyo
(3) Name and title of representative	Hayashi Yoichi, President and Representative Director
(4) Description of business	Manufacture and sale of semiconductor materials such as sputtering targets, manufacture and sale of ICT materials such as rolled copper foil and titanium copper, resource development, smelting, and recycling of copper and rare metals
(5) Stated capital	75,000 million yen
(6) End of fiscal period	March 31
(7) Net assets	Not determined at present
(8) Total assets	Not determined at present

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6.	Summary of Accounting

In the consolidated accounting of JX Advanced Metals, the Share Exchange will fall under a transaction under common control under the Accounting Standard for Business Combination.

7.	Future Outlook

Toho Titanium, a consolidated subsidiary company of JX Advanced Metals, will be a wholly-owned subsidiary company of JX Advanced Metals after the Share Exchange.

Taking into account the dilutive impact of the Share Exchange, JX Advanced Metals is considering partially reviewing its shareholder return policy, including share repurchases, in order to enhance shareholders’ interests by agilely executing capital policies and elevating capital efficiency.

The effects of the Share Exchange on JX Advanced Metals are currently not yet fixed. Announcements will be made promptly if any matters arise that should be disclosed.

8.	Matters relating to MBO, etc.

(1)	Special Committee’s opinion regarding fairness to general shareholders

For Toho Titanium, the Share Exchange is a transaction with JX Advanced Metals that is the controlling shareholder (parent company); thus, “Matters to be Observed Pertaining to MBOs, etc.” prescribed in Rule 441 of the Securities Listing Regulations apply to the Share Exchange. Therefore, Toho Titanium has received an opinion from the Special Committee on February 24, 2026 to the effect that it is fair to Toho Titanium’s general shareholders to decide to conduct the Share Exchange. For details, please refer to the attached document (“Advisory Report” dated February 24, 2026) containing the content of the opinion.

(2)	Compliance with the Guidelines on Measures to Protect Minority Shareholders

JX Advanced Metals is the controlling shareholder (parent company) of Toho Titanium; and for Toho Titanium, the Share Exchange falls under a transaction with its controlling shareholder.

In the Corporate Governance Report disclosed by Toho Titanium on September 17, 2025, it is indicated that as the “Guidelines on Measures to Protect Minority Shareholders in Transactions with Controlling Shareholder,” “For important transactions with the parent company group, from the perspective of ensuring the independence of the Company, the Supervisory Committee for Conflict of Interest among Group Companies, which comprises all independent outside directors, shall comprehensively deliberate and review the terms and conditions of the transaction, etc. and then report to the Board of Directors.”

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“In addition, for certain important transactions, the Board of Directors shall deliberate on and approve them in advance.”

In this regard, Toho Titanium has taken measures to ensure fairness and avoid conflicts of interest in the Share Exchange, as stated in “(4) Measures to ensure fairness (including measures to avoid conflicts of interest)” in “3. Basis for Allotments in Connection with the Share Exchange” stated above.

Therefore, JX Advanced Metals has determined that the Share Exchange complies with Toho Titanium’s “Guidelines on Measures to Protect Minority Shareholders in Transactions with Controlling Shareholder” stated above.

(3)	Matters related to measures to ensure fairness and measures to avoid conflicts of interest

Please refer to “(4) Measures to ensure fairness (including measures to avoid conflicts of interest)” in “3. Basis for Allotments in Connection with the Share Exchange” stated above.

End

(Reference)

Consolidated earnings forecast for the current period and consolidated results for the previous period

JX Advanced Metals

(Unit: Millions of yen)

	Consolidated net sales	Consolidated operating profit	Profit before tax	Net profit attributable to the owner of the parent company
Earnings forecast for the current period (Fiscal year ending March 31, 2026)	820,000	150,000	144,000	93,000
Results for the previous period (Fiscal year ended March 31, 2025)	714,940	112,484	107,476	68,271

Toho Titanium

(Unit: Millions of yen)

	Consolidated net sales	Consolidated operating profit	Consolidated current profit	Net profit attributable to shareholders of the parent company
Earnings forecast for the current period (Fiscal year ending March 31, 2026)	81,300	4,000	3,600	1,900
Results for the previous period (Fiscal year ended March 31, 2025)	88,974	5,880	5,514	3,726

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(Reference)

“Advisory Report” dated February 24, 2026 (attached)

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Forward-Looking Statements

Statements in this press release regarding future performance are forward-looking statements. Forward-looking statements are based on certain subjective assumptions of the Companies regarding uncertain factors in the future, using information available to the Companies at the time of preparation of this press release and other information cited herein, and reflect only the Companies’ understanding as of the time of preparation. Accordingly, such forward-looking statements are subject to various risks and uncertainties, and actual results may differ significantly from those expressed or implied in such forward-looking statements. Please be advised that you should not place undue reliance on these forward-looking statements. The Companies undertake no obligation to revise or update any forward-looking statements in light of new information, future events or other findings.

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February 24, 2026

To: Board of Directors of Toho Titanium Co., Ltd.

Advisory Report

Toho Titanium Co., Ltd. Special Committee

Member:	Yasuhiko Ikubo

Member:	Kimiharu Okura

Member:	Naomi Harada

Member:	Akio Kobayashi

Toho Titanium Co., Ltd. Special Committee (hereinafter referred to as the “Committee”) was consulted by the board of directors of Toho Titanium Co., Ltd. (hereinafter referred to as “Toho Titanium”) regarding a share exchange (hereinafter referred to as the “Share Exchange”) proposed by JX Advanced Metals Corporation (hereinafter referred to as “JX Advanced Metals”; the corporate group consisting of JX Advanced Metals and its subsidiaries and affiliates is referred to as the “JX Advanced Metals Group”) under which JX Advanced Metals will be the wholly-owning parent company and Toho Titanium will be the wholly-owned subsidiary. In response to the matters consulted on (hereinafter referred to as the “Consultation Matters”), the Committee hereby provides its opinion (hereinafter referred to as the “Opinion”) as follows, based on the unanimous opinion of all its members, independent from JX Advanced Metals and from the outcome of the Share Exchange:

I	Consultation Matters and Deliberation Process

Section 1  Consultation Matters

The Consultation Matters are as follows:

(i)	Whether the purpose of the Share Exchange is reasonable and legitimate as a measure to enhance Toho Titanium’s corporate value;

(ii)	Whether the transactional terms and conditions of the Share Exchange are appropriate, including the appropriateness of the structure of the Share Exchange and the type of consideration;

(iii)	Whether the procedures for the Share Exchange are fair, including what measures to ensure fairness should be implemented and to what extent; and

(iv)	Whether Toho Titanium’s decision to proceed with the Share Exchange is fair to its general shareholders.

Section 2  Deliberation Process

The Committee deliberated the Consultation Matters through the following deliberation process:

•

Holding meetings of the Committee as listed in Appendix “Progress of Proceedings,” while expressing opinions, exchanging information, and gathering information, and related actions via email and other means outside of the meetings;

•

Obtaining advice from Nagashima Ohno & Tsunematsu, Toho Titanium’s legal advisor, regarding details of (i) the measures to ensure the fairness of procedures related to the Share Exchange, including the significance and role of the Committee, and (ii) the measures to avoid conflicts of interest in certain matters such as the method and process of decision-making by the board of directors of Toho Titanium concerning the Share Exchange;

•

Obtaining the results of the legal, financial, and tax investigations conducted by Toho Titanium’s legal advisor Nagashima Ohno & Tsunematsu, and Toho Titanium’s financial and tax advisor Deloitte Tohmatsu LLC, regarding the existence of any undisclosed matters that could have a material impact on the share price of JX Advanced Metals.

•

Receiving the calculation results of share exchange ratio and explanations for the results from (i) Mizuho Securities Co., Ltd. (hereinafter referred to as “Mizuho Securities”), acting as Toho Titanium’s financial advisor and a third-party valuation agent, and (ii) PLUTUS CONSULTING Co., Ltd. (hereinafter referred to as “Plutus Consulting”), acting as the Committee’s independent third-party valuation agent, and deliberating the share exchange ratio proposed by JX Advanced Metals based on the calculation results;

•

Obtaining a fairness opinion (hereinafter referred to as the “Fairness Opinion”) from Plutus Consulting, the Committee’s independent third-party valuation agent, stating that the Share Exchange Ratio (as defined below) is considered fair to Toho Titanium’s general shareholders from a financial point of view; and

•	Comprehensively discussing and deliberating within the Committee based on the above materials and information, and the results of these deliberations.

II.	Content of Opinion

The Committee concluded that:

(i)	the purpose of the Share Exchange is reasonable and legitimate as a measure to enhance the corporate value of Toho Titanium;

(ii)	the transaction terms and conditions of the Share Exchange are reasonable;

(iii)	the procedures for the Share Exchange are fair and include appropriate measures to ensure fairness; and

(iv)	the decision to proceed with the Share Exchange is fair to Toho Titanium’s general shareholders.

The Committee is independent from JX Advanced Metals, the controlling shareholder of Toho Titanium and from the outcome of the Share Exchange. The Opinion also serves as a special committee’s opinion regarding whether the Share Exchange, are “fair to the general shareholders” of Toho Titanium (Article 441 of the Tokyo Stock Exchange Securities Listing Regulations and Article 436-3 of the Enforcement Rules thereof).

III.	Grounds for Opinion

Introduction: Deliberation Based on the M&A Guidelines

As JX Advanced Metals is the parent company of Toho Titanium, the Share Exchange falls under a so-called “acquisition of a subsidiary company by a controlling shareholder.”

With respect to this type of transaction, the following issues have been pointed out: (i) conflicts of interest can arise between the controlling shareholder and general shareholders, and the controlling shareholder may exert a certain degree of influence over the management of the subsidiary company through actions such as exercising voting rights at shareholders’ meetings or dispatching directors. Such a relationship may cause the subsidiary company’s directors to prioritize the interests of the controlling shareholder over those of the general shareholders or it may enable the controlling shareholder to unilaterally determine transaction terms favorable to itself based on the aforementioned influence; and (ii) the controlling shareholder generally has more accurate and abundant information regarding the subsidiary company than the general shareholders have, causing a significant information asymmetry between the two parties.

Therefore, for this type of transaction, addressing the aforementioned issues of structural conflicts of interest and information asymmetry by implementing specific practical measures (hereinafter referred to as the “Fairness Ensuring Measures”) in the process and in the provision of information to the general shareholders is considered to be essential for the enhancement of corporate value and the realization of fair transaction terms. To present fair M&A practices, primarily from a procedural perspective, including specific contents of the Fairness Ensuring Measures, the Ministry of Economy, Trade and Industry published the “Fair M&A Guidelines - Enhancing Corporate Value and Securing Shareholders’ Interests” (hereinafter referred to as the “M&A Guidelines”) as of June 28, 2019.

In order to provide the Opinion in accordance with the principles of the M&A Guidelines, the Committee, established as part of the Fairness Ensuring Measures, deliberated and determined (i) the reasonableness and legitimacy of the Share Exchange from the perspective of whether the Share Exchange will contribute to enhancing Toho Titanium’s corporate value and (ii) the appropriateness of the transaction terms and the fairness of the procedures from the perspective of protecting the interests of general shareholders.

Section 1	Whether the Purpose of the Share Exchange is Reasonable and Legitimate as a Measure to Enhance Toho Titanium’s Corporate Value

1.1	Business Description, Business Environment, and Management Issues and Other Related Issues of Toho Titanium

1.1.1	Business Description

Toho Titanium primarily engages in its original Titanium Business centered on titanium sponge and ingots for aircraft, and electric power and chemical plants, as well as in the Catalyst and Chemicals Businesses, leveraging raw materials and related technologies used in titanium production.

1.1.2	Business Environment and Management Issues

According to Toho Titanium and JX Advanced Metals, since JX Advanced Metals made Toho Titanium its consolidated subsidiary company in June 2018, both companies have established a cooperative framework; however, in recent years, there has been growing momentum to strengthen measures addressing structural conflicts of interest risks in the governance of listed companies. With the release of the Ministry of Economy, Trade and Industry’s “Practical Guidelines for Group Governance Systems” in June 2019 and the further revision of the Corporate Governance Code in June 2021, various requirements have been imposed to ensure the fairness and transparency of governance at listed subsidiary companies. Under such circumstances, both JX Advanced Metals and Toho Titanium are facing growing financial and administrative burdens. At present, changes are accelerating such as rapid advancements in AI technologies, shifts in geopolitical dynamics, the rising capabilities of Chinese competitors, and the decline of Japan’s working population, which are heightening uncertainty. In order for both companies to achieve further growth in this present business environment, Toho Titanium and JX Advanced Metals believe that it is essential to share and optimally allocate management resources—including information and human resources—more than ever before, deepen strategic collaboration, and accelerate decision making, among taking other measures.

Furthermore, according to Toho Titanium and JX Advanced Metals, under the aforementioned environment, with both companies operating independently as listed companies, certain constraints have arisen in pursuing optimization at the group level, such as the need for careful consideration taking into account the interests of Toho Titanium’s general shareholders. As a result, it has become difficult for the JX Advanced Metals Group to make optimal and swift decisions regarding the allocation of management resources.

Regarding the above explanations about the business environment and management issues, no difference in perception was found between Toho Titanium and JX Advanced Metals, and based on interviews with Toho Titanium’s management and JX Advanced Metals as well as other publicly available information, no factors were identified in the explanations that would call the reasonableness into question.

1.2	Deliberations on the Expected Advantages of the Share Exchange

1.2.1	Significance and Purpose of the Share Exchange

Primarily through interviews with Toho Titanium’s management and JX Advanced Metals, the Committee received the following summary of explanations regarding the process for deliberating the Share Exchange and the advantages expected for Toho Titanium upon becoming a wholly-owned subsidiary of JX Advanced Metals through the Share Exchange.

(Process for Deliberating the Share Exchange)

Based on the challenges identified in the changing business environment surrounding Toho Titanium as described in 1.1.2 above, both companies concluded that in order for JX Advanced Metals and Toho Titanium to grow further and to maximize the corporate value of the entire Group going forward, the best approach would be for Toho Titanium to become a wholly-owned subsidiary company of JX Advanced Metals, and for JX Advanced Metals and Toho Titanium to endeavor more than ever before to share information and human resources, combine their management resources, and create an environment where they may drive initiatives under a flexible, swift, and long-term decision-making structure. As a result, on October 9, 2025, JX Advanced Metals presented a proposal for the Share Exchange to Toho Titanium.

In addition, as for Toho Titanium’s business operation after the Share Exchange, both companies have commenced considering spinning off the Titanium Business, followed by equity participation (hereinafter referred to as the “Equity Participation”) by Nippon Steel Corporation (hereinafter referred to as the “Nippon Steel”), which is an existing shareholder and important business partner of Toho Titanium.

According to JX Advanced Metals and Toho Titanium, the specific initiatives to be pursued after the Share Exchange, and the synergies anticipated to materialize from them, are expected to include the following.

(i)	Existing Business Domains (Advanced Materials): Strengthening Existing Businesses by Leveraging Toho Titanium’s Technologies

In the field of semiconductor sputtering targets (titanium), where JX Advanced Metals has the top market share, high-purity titanium manufactured by Toho Titanium is indispensable. In addition, for other products, the melting technologies for high-melting-point metals developed by Toho Titanium may be utilized in the melting of high-purity metals handled by JX Advanced Metals and enhancement of the purity of recycled materials handled by it, and further strengthening of collaboration is expected to lead to greater efficiency and development of business value.

Furthermore, JX Advanced Metals has collaborated with Toho Titanium, which has strengths in chlorination technologies cultivated through titanium smelting, in the mass production of chlorides for CVD and ALD processes for next-generation semiconductors. Going forward, both companies believe that further deepening this cooperative relationship will boost their competitiveness.

(ii)	Existing Business Domains (Metals & Recycling): Stabilization of the Supply Chain by Strengthening Titanium Resource Supply

JX Advanced Metals aims to strengthen its supply framework for rare metal resources, including titanium, through initiatives such as participation in mining development projects in Australia, which are considered to help reduce raw material procurement risks concerning titanium in relation to which demand and supply are expected to become tight for the medium- to long- term. The integration of both companies is expected to progress vertical integration across the entire supply chain, thereby further reinforcing the business foundation. In addition, stabilizing the supply chain of Toho Titanium’s Titanium Business, which has strengths in the aerospace field, is also expected to contribute to the greater stability of Japan’s economic security.

(iii)	New Business Domains (New Materials Development): Expanding Opportunities for New Business Creation by Combining Core Technologies

There have been certain constraints on the handling of technical information between both companies. The Share Exchange is expected to stimulate technical exchange and technology sharing, creating an environment enabling the broader use of Toho Titanium’s superior technologies—such as chlorination technologies, high-purification technologies, and powder control technologies. This is expected to enable the JX Advanced Metals Group to allocate resources to advanced materials fields across the Group, including semiconductor materials, to which Toho Titanium had previously been unable to develop sufficient resources by itself, further accelerating the development of new businesses.

(iv)	Efficient Utilization of both companies’ Management Resources and Development of Knowledge on Strengthening Business

Both companies are confident that they will be able to strengthen the management foundation that supports their sustainable growth by further stimulating personnel exchanges and mutually complementing and optimizing various functions, including financial foundations. For example, JX Advanced Metals’ supplementing management resources, including human capital and networks in the semiconductor and electronic materials markets that Toho Titanium lacks, is expected to increase the speed of new business launches at both companies and to create a framework enabling stable investment and growth over the medium- to long-term.

JX Advanced Metals has been working on structural reforms to strengthen its business. For example, in the Functional Materials Business, it has implemented various measures to build a system that is resilient to demand fluctuations, including the sophistication of product structure; and it has achieved certain results. In Toho Titanium’s Titanium Business and the Chemicals Business, which fluctuate greatly in supply and demand, both companies believe that by deploying JX Advanced Metals’ knowledge and know-how, they will be able to build a more stable and highly profitable business structure.

1.2.2	Deliberations

Nothing was identified in the explanations of expected synergies of the Share Exchange described in 1.2.1 above that would call their reasonableness into question. It is expected that if Toho Titanium can benefit from these advantages, the Share Exchange will help resolving Toho Titanium’s management issues and ultimately enhance its medium- to long-term corporate value, and no particular reason to deny such expectation has been identified.

Furthermore, regarding the explanation that it is necessary for Toho Titanium to become a wholly-owned subsidiary of JX Advanced Metals in order to enhance the feasibility of utilizing JX Advanced Metals’ management resources among these synergies, no factors were identified that would call the reasonableness into question, and the achievement of the aforementioned synergies is considered reasonably achievable.

In addition, regarding the spin-off of Toho Titanium’s Titanium Business, according to JX Advanced Metals and Toho Titanium, demand for metallic titanium is expected to grow over the medium to long term, particularly in the aerospace sector. Both companies recognize that Toho Titanium is one of the few titanium manufacturers in the world capable of producing high quality titanium sponge for aircraft engine applications. In order for Toho Titanium—which possesses globally scarce technologies and products—to continue its Titanium Business and keep fulfilling its social mission going forward, both companies believe that equity participation by shareholders who are reliable and capable of long-term shareholding, in addition to JX Advanced Metals, will further contribute to building a more stable business foundation and elevating corporate value. No particular unreasonableness is identified in the aforementioned explanation. Furthermore, considering that Nippon Steel has also begun considering the Equity Participation, and that the Share Exchange Ratio proposed by JX Advanced Metals, as described in 2.3(6) below, incorporates the synergistic effects expected to be realized through both the Share Exchange and the Equity Participation, it is considered sufficiently reasonable to make a decision regarding the implementation of the Share Exchange based on the premise of implementing the Equity Participation.

1.3	Deliberations on Expected Disadvantages of the Share Exchange

According to Toho Titanium and JX Advanced Metals, following the delisting of Toho Titanium’ shares through the Share Exchange, Toho Titanium will no longer be able to enjoy advantages generally available to listed companies, such as securing diverse fundraising options through equity financing, positive effects on recruitment activities gained by elevated social credibility and name recognition, as well as increased reliability through public announcement of financial information as a listed company. However, firstly, given Toho Titanium’s current financial condition and other factors, the need for fundraising through equity financing is not expected in the foreseeable future: There are alternatives to raising funds in the stock markets, such as financial support by the parent company to its subsidiary companies to meet funding requirements. Secondly, Toho Titanium already has a sufficiently high level of name recognition due to factors such as its long operating history; and it has established relationships of trust with numerous stakeholders, including its employees and business partners: Even after becoming an unlisted company, Toho Titanium will be able to continue to benefit from the name recognition of the JX Advanced Metals Group by further strengthening collaboration within the group as a wholly-owned subsidiary company of JX Advanced Metals, which is listed on the Tokyo Stock Exchange, Inc. (“TSE”) Prime Market. Thirdly, JX Advanced Metals intends to agree in the business integration agreement regarding the Share Exchange to use its maximum efforts to continue the employment of employees of Toho Titanium and its subsidiary companies at a level not substantially below the level as of the announcement of the Share Exchange as members of the JX Advanced Metals Group, and to use its maximum efforts not to disadvantageously change their treatment substantially after the Share Exchange; accordingly, employees of Toho Titanium and its subsidiary companies will perform their duties as members of the JX Advanced Metals Group and will have opportunities to engage in a broader range of duties than ever before as members of the JX Advanced Metals Group, which is expected to further enhance employee motivation. In light of these factors, any adverse effect such as on human resource recruitment is considered to be limited. Fourthly, Toho Titanium’s financial reliability is expected to be maintained as Toho Titanium’s financial information will be publicly announced as part of the consolidated financial statement of the JX Advanced Metals Group after becoming a wholly-owned subsidiary company of JX Advanced Metals. Considering these circumstances, both companies believe that the delisting will not give rise to any particular disadvantages that would materially affect Toho Titanium’s business.

No factors were identified in the aforementioned explanations that would call their reasonableness into question, and no specific concerns were identified regarding potential disadvantages that would outweigh the effects expected from the Share Exchange.

1.4	Summary

Considering the above comprehensively, the purpose of the Share Exchange is considered to be reasonable and legitimate as a measure to enhance Toho Titanium’s corporate value.

Section 2	Appropriateness of the Share Exchange Terms of the Share Exchange, Including the Appropriateness of the Structure and the Type of Consideration for the Share Exchange

2.1	Deliberations on Share Exchange Ratio

2.1.1	Share Exchange Ratio

The share exchange ratio to be agreed upon between Toho Titanium and JX Advanced Metals in the Share Exchange (the number of shares of JX Advanced Metals to be allocated for each share of Toho Titanium; hereinafter referred to as the “Share Exchange Ratio”) is as follows:

	JX Advanced Metals	Toho Titanium

Share Exchange Ratio	1.00	0.700

2.1.2	Deliberation Based on Calculation Results Provided by Third-Party Valuation Agent

(1)	Obtaining the Stock Valuation Report from Toho Titanium’s Third-Party Valuation Agent

To ensure the fairness of the decision-making process regarding the Share Exchange Ratio, Toho Titanium appointed Mizuho Securities as a third-party valuation agent, independent from both JX Advanced Metals and Toho Titanium, and requested Mizuho Securities to calculate the share exchange ratio. Toho Titanium obtained the share exchange ratio valuation report dated February 24, 2026.(hereinafter referred to as the “Share Exchange Ratio Valuation Report (Mizuho Securities)”)

A. Calculation Results of the Share Exchange Ratio Valuation Report (Mizuho Securities)

Regarding JX Advanced Metals, since it is listed on the TSE Prime Market and the market prices are available, Mizuho Securities calculated its share value by employing a market price analysis. For the purposes of the market price analysis, Mizuho Securities set the calculation base date as February 24, 2026, and used the simple average of the closing prices on the TSE Prime Market for the one-month, three-month, and six-month periods preceding the calculation base date.

Regarding Toho Titanium, since it is listed on the TSE Prime Market and market prices are available, Mizuho Securities calculated its share value by employing the market price analysis. Additionally, to reflect the future business activities of Toho Titanium in the valuation, the discounted cash flow analysis (hereinafter referred to as the “DCF analysis”) was also employed. For the purposes of the market price analysis, Mizuho Securities set the calculation base date as February 24, 2026, and used the simple average of the closing prices on the TSE Prime Market for the one-month, three-month, and six-month periods preceding the calculation base date. For the purposes of the DCF analysis, Mizuho Securities calculated the corporate value and share value by discounting, at a certain discount rate to the present value, the free cash flow expected to be generated by Toho Titanium in and after the fiscal year ending March 2026, such discount rate being based on various factors, including the financial projections described in the business plan prepared by Toho Titanium covering the five fiscal years from the fiscal year ending March 2026 to the fiscal year ending March 2031 (hereinafter referred to as the “Business Plan”), financial information for the third quarter of the fiscal year ended March 2026, and publicly available information. The discount rate was set at 7.2% ~ 11.2% as the weighted average cost of capital. Furthermore, the perpetual growth model was adopted to calculate the terminal value. By comprehensively considering external factors and setting the perpetual growth rate at 1.0% to 3.0%, the terminal value was calculated to be 78,684 million yen to 191,304 million yen.

The following are the results of the calculation of the share exchange ratio based on each valuation method, with the per-share value of JX Advanced Metals set at 1:

Methods adopted		Calculation results of share exchange ratio
JX Advanced Metals	Toho Titanium
Market price analysis	Market price analysis	0.51 ~ 0.77
	DCF analysis	0.16 ~ 1.08

The Business Plan assumes a business environment where demand for titanium sponge for aircraft applications, which is presently experiencing a downturn, will recover by the fiscal year ending March 31, 2028. With respect to the period of the Business Plan, a five-year planning period has been adopted in consideration of factors such as the expectation that the operating rate of the plant or major product manufacturing lines will reach approximately 100% in the final fiscal year of the planning period.

Furthermore, regarding the Business Plan, the Committee conducted a Q&A session with Toho Titanium concerning the Business Plan’s content, key assumptions, background, and preparation process; verified the Business Plan’s reasonableness; and subsequently approved the Business Plan.

The following are Mizuho Securities’ financial projections based on the Business Plan on which the DCF analysis was premised. These financial projections include fiscal years in which it is anticipated that there will be significant increases or decreases in profit and free cash flow compared with the previous fiscal year. Specifically,

(A)

For the fiscal year ending March 31, 2026, the Titanium Business anticipates a year-on-year decrease in operating profit by 1,974 million yen, and a year-on-year decrease in free cash flow by 9,646 million yen, primarily due to a year-on-year decrease in sales of titanium sponge for aerospace applications, resulting from the continued impact of inventory adjustments across the supply chain arising from various issues at Boeing, a major U.S. aircraft manufacturer, and capacity expansion investments planned in the Titanium Business and the Chemicals Business.

(B)

For the fiscal year ending March 31, 2027, as demand in the Chemicals Business itself is recovering, sales volumes of nickel powder are expected to increase, leading to the increased operating rate of production lines. In addition, capital expenditures are expected to decrease year on year. Primarily due to these reasons, operating profit is expected to increase by 1,357 million yen compared with the previous fiscal year, and free cash flow is expected to increase by 2,526 million yen compared with the previous fiscal year.

(C)	For the fiscal year ending March 31, 2028, primarily due to the optimization of inventory levels, free cash flow is expected to increase by 5,685 million yen compared with the previous fiscal year.

(D)

For the fiscal year ending March 31, 2029, primarily due to the effects of investments to expand production capacity in the catalyst business and the chemicals business, the expansion of sales of porous titanium materials in the Advanced Materials Business, and a year-on-year decrease in capital expenditures, operating profit is expected to increase by 4,070 million yen compared with the previous fiscal year; and free cash flow is expected to increase by 3,394 million yen compared with the previous fiscal year.

(E)

For the fiscal year ending March 31, 2030, primarily due to an increase in working capital associated with higher revenues, free cash flow is expected to decrease by 2,388 million yen compared with the previous fiscal year.

(F)	For the fiscal year ending March 31, 2031, primarily due to a decrease in capital expenditures, free cash flow is expected to increase by 5,635 million yen compared with the previous fiscal year.

Furthermore, regarding the synergistic effects expected to be realized through the implementation of the Share Exchange, it is difficult at this time to precisely estimate their impact on earnings, except for the reduction in listing maintenance costs resulting from Toho Titanium’s delisting. Therefore, these effects have not been factored into the financial projections in the Business Plan and are not reflected in Mizuho Securities’ calculations, which are based on the Business Plan.

The figures from the Business Plan used as assumptions in Mizuho Securities’ DCF analysis are as below. Please note that, while Toho Titanium announced, in its “Vision for 2030 FY2023-2025 Medium-Term Management Plan” published on May 8, 2023, consolidated net sales of 170 billion yen as a performance target for the fiscal year ending March 2031, this figure does not take into account the subsequent Boeing quality issues and strikes that reduced aircraft production, nor the prolonged slowdown in the Chinese economy, and represents a target based solely on the business environment as it existed at the time of publication, and differs from the figures in the financial projections that are based on the Business Plan.

(Unit: million yen)

	FY Ending March 2026 (Three-month period)	FY Ending March 2027	FY Ending March 2028	FY Ending March 2029	FY Ending March 2030	FY Ending March 2031
Net sales	19,994	86,907	95,103	102,299	112,620	124,927
Operating income	979	5,264	6,839	10,909	13,658	15,735
EBITDA	2,686	14,011	16,683	20,787	24,494	26,696
Free cash flow	-3,065	-1,303	4,382	7,776	5,388	11,022

B. Reliability of the Share Exchange Ratio Valuation Report (Mizuho Securities)

Regarding the reliability of the Share Exchange Ratio Valuation Report (Mizuho Securities), which is a prerequisite with respect to the reasonableness of the transaction terms of the Share Exchange, Mizuho Securities is a valuation agent independent of both JX Advanced Metals and Toho Titanium, as well as of the Share Exchange, and does not fall into the category of a related party of JX Advanced Metals or Toho Titanium. Furthermore, Mizuho Securities is a member of Mizuho Financial Group, Inc., to which Mizuho Bank, Ltd. (hereinafter referred to as “Mizuho Bank”) also belongs. While Mizuho Bank engages in lending transactions and other banking activities with JX Advanced Metals and Toho Titanium as part of its normal banking operations, Mizuho Bank does not have any material interest requiring disclosure in relation to the Share Exchange. Furthermore, Mizuho Securities has established and implemented an appropriate conflict of interest management system, including information barriers between Mizuho Securities and Mizuho Bank, in accordance with the applicable laws and regulations under Article 36 of the Financial Instruments and Exchange Act and Article 70-4 of the Cabinet Office Order on Financial Instruments Business, etc. (Cabinet Office Ordinance No. 52 of 2007, as amended). Mizuho Securities calculated the exchange ratio from a position independent of Mizuho Bank’s status as a lender. According to Toho Titanium, for the purpose of the calculation of exchange ratio, Toho Titanium considered that Mizuho Securities has established and implemented an appropriate conflict of interest management system and was appointed as the third-party valuation agent. Furthermore, the remuneration for Mizuho Securities comprises fixed fees that are payable regardless of whether the Share Exchange is completed, and does not include any contingent fees payable upon the completion of the Share Exchange or under any other condition.

No issues were identified in the above, and no concerns were identified regarding Mizuho Securities’ qualification as a third-party valuation agent. The calculation results based on each valuation method were determined by Mizuho Securities, an experienced third-party valuation agent, and each of the share exchange ratio calculation methods employed by Mizuho Securities is recognized as a generally accepted valuation method.

Please note that, in the valuation based on market price analysis, if market prices are unreasonably distorted during the measurement period due to special circumstances, the reasonableness of the valuation becomes questionable. However, in the case of the Share Exchange, no evidence was identified that either Toho Titanium or JX Advanced Metals intentionally attempted to manipulate the market price of their shares. Furthermore, no particular circumstances were identified that would require the exclusion of any part of the reference period for measuring the market prices or otherwise cast doubt on the valuation results.

Furthermore, regarding the Business Plan, no unreasonable assumptions were identified in its preparation process or in the material assumptions explained by Toho Titanium. No unreasonable aspects were identified from the perspective of general shareholders’ interests in Mizuho Securities’ use of the Business Plan as the basis for the DCF analysis. In addition, no particular unreasonableness was identified in the process leading to the calculation of Toho Titanium’s corporate value and share value.

Based on the above, the Share Exchange Ratio Valuation Report (Mizuho Securities) can be evaluated as reliable.

C. Appropriateness of the Share Exchange Ratio

The Share Exchange Ratio is within the range calculated using market price analysis with respect to both JX Advanced Metals and Toho Titanium, based on the calculation result of the share exchange ratio, in the Share Exchange Ratio Valuation Report (Mizuho Securities), while also exceeding the midpoint of that range. Additionally, the Share Exchange Ratio falls within the range of the calculation results obtained by employing the market price analysis with respect to JX Advanced Metals and the DCF analysis with respect to Toho Titanium, while also exceeding the midpoint of that range. Accordingly, the Share Exchange Ratio can be evaluated as being within a reasonable range in relation to the calculation result of the share exchange ratio, in the Share Exchange Ratio Valuation Report (Mizuho Securities).

The per-share value of Toho Titanium shares (2,584 yen), calculated by multiplying the closing price of JX Advanced Metals share on the base Date (the business day immediately preceding the announcement date of the Share Exchange, i.e., February 24, 2026) by the Share Exchange Ratio, exceeds the upper limit of the range calculated using market price analysis in respect of Toho Titanium and also exceeds the upper limit of the range calculated using DCF analysis in respect of Toho Titanium, based on the calculation results of per-share value of Toho Titanium shares in the Share Exchange Ratio Valuation Report (Mizuho Securities).

(2)	Obtaining the Stock Valuation Report and Fairness Opinion from Third-Party Valuation Agent Independently Appointed by the Committee

In deliberating the Consultation Matters, the Committee requested Plutus Consulting, a third-party valuation agent independent of JX Advanced Metals, Toho Titanium, and the outcome of the Share Exchange, to issue the Fairness Opinion, for the purpose of ensuring the appropriateness of the transaction terms related to the Share Exchange Ratio proposed by JX Advanced Metals. The Committee obtained the share exchange ratio valuation report dated February 24, 2026 (hereinafter referred to as the “Share Exchange Ratio Valuation Report (Plutus Consulting)”) and the Fairness Opinion, which latter stated that the Share Exchange Ratio is fair to Toho Titanium’s general shareholders from a financial standpoint.

A. Calculation Results of the Share Exchange Ratio Valuation Report (Plutus Consulting)

Regarding JX Advanced Metals, since it is listed on the TSE and its market prices are available, Plutus Consulting calculated the share value by employing a market price analysis. For the purposes of the market price analysis, Plutus Consulting set the calculation base date as February 24, 2026 , and used the simple average of the closing prices for the periods of the past one-month, three-month, and six-month periods preceding the calculation base date on the TSE Prime Market were adopted.

Regarding Toho Titanium, since it is listed on the TSE Prime Market and market prices are available, Plutus Consulting calculated its share value by employing the market price analysis. Plutus Consulting also employed the comparable company analysis since a comparable listed company exists, making it possible to infer the share value through comparison with such a company. Additionally, to reflect the future business activities of Toho Titanium in the share value calculation, the DCF analysis was also employed. For the purposes of the market price analysis, Plutus Consulting set the calculation base date as February 24, 2026, and used the simple average of the closing prices for the periods of the past one-month, three-month, and six-month periods preceding the calculation base date on the TSE Prime Market. For the purposes of the comparable company analysis, Plutus Consulting selected OSAKA Titanium Technologies Co.,Ltd., a listed company deemed similar to Toho Titanium in terms of engaging in comparatively similar business. Plutus Consulting calculated the share value using the EBITDA multiple to its enterprise value and calculated the range of its per-share value to be between 1,815 yen and 2,071 yen. For the purposes of the DCF analysis, Plutus Consulting calculated the corporate value by discounting, at a certain discount rate to the present value, the future cash flow and other factors based on the Business Plan. The terminal value was calculated at 94,622 million yen to 256,567 million yen based on the perpetual growth rate method and the multiple method. Specifically, discount rates ranging from 6.9% to 9.6% were used, and the growth rate was calculated to be 0% in the perpetual growth rate method by taking into account the long-term economic environment and other factors that could theoretically be anticipated. For the purposes of the multiple method, the EBITDA multiple applied to the enterprise value was calculated to be 8.8x to 13.6x, based on industry benchmarks and other standards.

The following are the results of the calculation of the share exchange ratio based on each valuation method, with the per-share value of JX Advanced Metals set at 1:

Methods adopted		Calculation results of share exchange ratio
JX Advanced Metals	Toho Titanium
Market price analysis	Market price analysis	0.51 ~ 0.77
	Comparable company analysis	0.49 ~ 1.02
	DCF analysis	0.23 ~ 1.55

The financial projections which are based on the Business Plan and used by Plutus Consulting for the purpose of the DCF analysis include fiscal years in which it is anticipated that there will be significant increases or decreases in profit and free cash flow. Specifically,

(A)

For the fiscal year ending March 31, 2026, the Titanium Business anticipates a year-on-year decrease in operating profit by 1,973 million yen, and a year-on-year decrease in free cash flow by 9,088 million yen, primarily due to a year-on-year decrease in sales of titanium sponge for aerospace applications resulting from the continued impact of inventory adjustments across the supply chain arising from various issues at Boeing, a major U.S. aircraft manufacturer, and capacity expansion investments planned in the Titanium Business and the Chemicals Business.

(B)

For the fiscal year ending March 31, 2027, as demand in the Chemicals Business itself is recovering, sales volumes of nickel powder are expected to increase, leading to the increased operating rate of production lines. In addition, capital expenditures are expected to decrease year on year. Primarily due to these reasons, operating profit is expected to increase by 1,356 million yen compared with the previous fiscal year, and free cash flow is expected to increase by 2,883 million yen compared with the previous fiscal year.

(C)	For the fiscal year ending March 31, 2028, primarily due to the optimization of inventory levels, free cash flow is expected to increase by 4,572 million yen compared with the previous fiscal year.

(D)

For the fiscal year ending March 31, 2029, primarily due to the effects of investments to expand production capacity in the catalyst business and the chemicals business, the expansion of sales of porous titanium materials in the Advanced Materials Business, and a year-on-year decrease in capital expenditures, operating profit is expected to increase by 4,070 million yen compared with the previous fiscal year; and free cash flow is expected to increase by 3,099 million yen compared with the previous fiscal year.

(F)	For the fiscal year ending March 31, 2031, primarily due to a decrease in capital expenditures, free cash flow is expected to increase by 5,578 million yen compared with the previous fiscal year.

Furthermore, it is difficult at this time to precisely estimate the synergistic effects expected to be realized through the implementation of the Share Exchange. Therefore, these effects have not been factored into the aforementioned calculation.

The following are the figures from financial projections which are based on the Business Plan and used as assumptions in Plutus Consulting’s DCF analysis:

(Unit: million yen)

	FY Ending March 2026 (Three-month period)	FY Ending March 2027	FY Ending March 2028	FY Ending March 2029	FY Ending March 2030	FY Ending March 2031
Net sales	19,994	86,907	95,103	102,299	112,620	124,927
Operating income	979	5,264	6,839	10,909	13,658	15,735
EBITDA	2,707	13,997	16,660	20,751	24,458	26,660
Free cash flow	-2,812	-927	3,645	6,744	5,390	10,968

B.  Summary of the Fairness Opinion

The Fairness Opinion is Plutus Consulting’s statement that the Share Exchange Ratio is fair to Toho Titanium’s general shareholders from a financial point of view.

The Fairness Opinion was issued by Plutus Consulting following its review process that included (i) Q&A sessions with Toho Titanium and JX Advanced Metals regarding the outline, background, and purpose of the Share Exchange; (ii) deliberation on Toho Titanium’s and JX Advanced Metals’ business environments, economic conditions, market conditions, and financial market conditions, to the extent deemed necessary by Plutus Consulting; and (iii) review procedures conducted by a review committee independent of the engagement team at Plutus Consulting.

C.  Reliability of the Share Exchange Ratio Valuation Report (Plutus Consulting) and the Fairness Opinion

Regarding the reliability of the Share Exchange Ratio Valuation Report (Plutus Consulting) and the Fairness Opinion, which is a prerequisite with respect to the reasonableness of the transaction terms of the Share Exchange, Plutus Consulting is a valuation agent independent of both JX Advanced Metals and Toho Titanium, as well as of the Share Exchange, and does not fall into the category of a related party of JX Advanced Metals or Toho Titanium.

The remuneration for Plutus Consulting regarding the Share Exchange does not include any contingent fees payable upon the completion of the Share Exchange or under any other condition, and no concerns were identified regarding Plutus Consulting’s qualification as a third-party valuation agent. The calculation results based on each valuation method were determined by Plutus Consulting, an experienced third-party valuation agent, and each of the share exchange ratio calculation methods employed by Plutus Consulting is recognized as a generally accepted valuation method.

Please note that, in the valuation based on market price analysis, if market prices are unreasonably distorted during the measurement period due to special circumstances, the reasonableness of the valuation becomes questionable. However, in the case of the Share Exchange, no evidence was identified that either Toho Titanium or JX Advanced Metals intentionally attempted to manipulate the market price of their shares. Furthermore, no particular circumstances were identified that would require the exclusion of any part of the reference period for measuring the market prices or otherwise cast doubt on the valuation results.

Furthermore, regarding the Business Plan, no unreasonable assumptions were identified in its preparation process or in the material assumptions explained by Toho Titanium. Considering other factors, such as the expectation that the operating rate in respect of factories or key product production lines will reach approximately 100% in the final fiscal year of the five-year Business Plan period, no unreasonable aspects were identified from the perspective of general shareholders’ interests in Plutus Consulting’ use of the Business Plan as the basis for the DCF analysis. In addition, no particular unreasonableness was identified in the process leading to the calculation of Toho Titanium’s corporate value and share value.

Based on the above, the Share Exchange Ratio Valuation Report (Plutus Consulting) and the Fairness Opinion can be evaluated as reliable.

D.  Appropriateness of the Share Exchange Ratio

The Share Exchange Ratio exceeds the midpoint of the range calculated using market price analysis with respect to both JX Advanced Metals and Toho Titanium, based on the calculation result of the share exchange ratio in the Share Exchange Ratio Valuation Report (Plutus Consulting). Additionally, the Share Exchange Ratio falls within the range of the calculation results obtained by employing the market price analysis with respect to JX Advanced Metals and the comparable company analysis with respect to Toho Titanium. Furthermore, the Share Exchange Ratio falls within the range of the calculation results obtained by employing the market price analysis with respect to JX Advanced Metals and the DCF analysis with respect to Toho Titanium. Please note that the per-share value of Toho Titanium shares (2,584 yen), calculated by multiplying the closing price of JX Advanced Metals share on the base date (the business day immediately preceding the announcement date of the Share Exchange, i.e., February 24, 2026) by the Share Exchange Ratio, exceeds the upper limit of the range calculated using market price analysis in respect of Toho Titanium, exceeds the upper limit of the range calculated using the comparable company analysis in respect of Toho Titanium, and also exceeds the midpoint of the range calculated using DCF analysis in respect of Toho Titanium, based on the calculation results of per-share value of Toho Titanium shares in the Share Exchange Ratio Valuation Report (Plutus Consulting) Accordingly, the Share Exchange Ratio can be evaluated as being within a reasonable range in relation to the calculation result of the share exchange ratio in the Share Exchange Ratio Valuation Report (Plutus Consulting).

Furthermore, the Fairness Opinion states that the Share Exchange Ratio is fair to Toho Titanium’s general shareholders from a financial standpoint, which the Committee believes further supports the appropriateness of the Share Exchange Ratio.

2.2	Deliberations Regarding Premium

As stated in 2.1.1 above, the Share Exchange Ratio is 0.700. However, based on the base date of February 20, 2026, the day on which Toho Titanium received the Final Proposal (as defined below) from JX Advanced Metals, the per-share value of Toho Titanium, calculated by multiplying the closing price of JX Advanced Metals’ shares on the base date by the Share Exchange Ratio, is 2,372 yen. This value represents the following premium over (i) the closing price of Toho Titanium’s shares on the base date, and (ii) the simple average of the closing prices over the below past periods:

(Base date: February 20, 2026)

	Closing price on the base date	Simple average of the closing prices
		Past one-month period	Past three-month period	Past six-month period
Toho Titanium’s share price	1,895 yen	1,855 yen	1,541 yen	1,564 yen
Premium	25.2%	27.9%	53.9%	51.7%

In comparable transactions involving the acquisition of a wholly-owned subsidiary through a share exchange (Note 1), the average and median premium level ranges from 13.0% to 19.1%. In the Share Exchange, the premiums relative to (i) the closing price on such base date, (ii) the simple average of the closing prices over the one-month period preceding such base date, (iii) the simple average of the closing prices over the three-month period preceding such base date, and (iv) the simple average of the closing prices over the six-month period preceding such base date each exceed the premium levels observed in such comparable transactions. Therefore, the premium offered in the Share Exchange is considered favorable compared to those comparable transactions.

In addition, in referenced transactions involving the privatization through a tender offer (Note 2), the first quartile (Note 3) of premium level ranges from 23.6% to 32.6%. In the Share Exchange, the premiums relative to (i) the closing price on such base date and (ii) the simple average of the closing prices over the one-month period preceding such base date each fall within such range, and the premiums relative to (iii) the simple average of the closing prices over the three-month period preceding such base date and (iv) the simple average of the closing prices over the six-month period preceding such base date each exceed the upper limit of such range. Therefore, the premium offered in the Share Exchange are considered to be in line with the premium levels observed in those transactions.

(Note 1)

The following is the average and median premiums in 38 transactions involving share exchanges resulting in the acquisition of full ownership of listed subsidiaries (excluding transactions involving the implementation of special dividends), which were announced between June 28, 2019 (the date on which the Ministry of Economy, Trade and Industry published the M&A Guidelines) and November 28, 2025 (these premiums were calculated by using the same calculation method as above):

	On the business day immediately preceding the announcement date	Up to the business day immediately preceding the announcement date
		Past one-month period	Past three-month period	Past six-month period
Average	14.9%	16.7%	17.9%	18.6%
Median	13.0%	16.1%	17.6%	19.1%

(Note 2)

The following is the first quartile of premiums in 77 transactions involving tender offers resulting in the complete acquisition of full ownership of listed subsidiaries (excluding the second stage of two-stage tender offers), which were announced between June 28, 2019 (the date on which the Ministry of Economy, Trade and Industry published the M&A Guidelines) and November 28, 2025 :

	On the business day immediately preceding the announcement date	Up to the business day immediately preceding the announcement date
		Past one-month period	Past three-month period	Past six-month period
First quartile	23.6%	31.7%	32.6%	28.9%

(Note 3)

Quartiles are the three values that divide a dataset, arranged in ascending order, into four equal parts. The first quartile refers to the value below which 25% of the data fall, starting from the lowest value.

Please note that based on the base date of February 24, 2026, which is the last business day immediately preceding the announcement date for the Share Exchange, the per-share value of Toho Titanium, calculated by multiplying the closing price of JX Advanced Metals’ shares on such base date by the Share Exchange Ratio, is 2,584 yen. This represents a premium of 37.0% over the market price of Toho Titanium on the base date. In light of the above, the premium is considered to be favorable compared with the above-mentioned comparable transactions involving the acquisition of a wholly-owned subsidiary through a share exchange, and to be in line with the premium levels observed in the above-mentioned referenced transactions involving the privatization through a tender offer.

2.3	Fairness of the Specific Negotiation Process

The specific negotiation process with JX Advanced Metals regarding the Share Exchange Ratio is described below. The Committee was substantially involved in the negotiation process: the Committee received timely reports on the progress and content of discussions and negotiations with JX Advanced Metals, discussed on negotiation strategies, provided opinions to Toho Titanium, and asked JX Advanced Metals questions directly and made a request to JX Advanced Metals regarding the transaction terms and conditions for the Share Exchange. It can be concluded that discussions and negotiations were conducted with the aim of achieving transaction terms as favorable as possible for general shareholders prior to determining the transaction terms and conditions for the Share Exchange.

The premiums over the share price ratio (meaning the ratio calculated by using the formula: “Toho Titanium’s market share price” divided by “JX Advanced Metals’ market share price”). the “Share Price Ratio”) calculated based on the market prices of JX Advanced Metals and Toho Titanium as of each of the base dates set forth below, with respect to each proposal received from JX Advanced Metals regarding the exchange ratio of JX Advanced Metals shares per one share of Toho Titanium, are as follows:

	Base date	Proposed premium
Initial Proposal	January 22, 2026	20.2%
Second Proposal	January 30, 2026	22.6%
Third Proposal	February 6, 2026	23.6%
Fourth Proposal	February 13, 2026	24.5%
Fifth Proposal	February 20, 2026	25.2%

(1)	Initial Proposal

Toho Titanium received a proposal from JX Advanced Metals, dated January 23, 2026, proposing that the share exchange ratio for the Share Exchange be set at a ratio reflecting a 20.2% premium (the premium under the proposal from JX Advanced Metals is rounded to the nearest first decimal place; the same applies hereinafter in this “2.3 Fairness of the Specific Negotiation Process.”) over the Share Price Ratio calculated based on the market share prices of JX Advanced Metals and Toho Titanium on the base date listed below . Based on such proposal, the Share Exchange Ratio for the Share Exchange would be as follows:

(Base date: January 22, 2026)

	JX Advanced Metals	Toho Titanium	Premium
Share Closing Price	2,578 yen	1,673 yen
Share Price Ratio (Note 4)	1.000	0.649
Share Exchange Ratio	1.000	0.780	20.2%

(Note 4)	Share Price Ratio is rounded to the nearest third decimal place; the same applies hereinafter.

Regarding this proposal, after careful deliberation at the ninth Special Committee meeting held on January 27, 2026, the Committee expressed the opinion that the proposed exchange ratio was insufficient to fairly allocate to Toho Titanium’s general shareholders the expected increase in corporate value to be realized through the Share Exchange and the Equity Participation, and that it would be appropriate to request a revised proposal on the transaction terms.

In response, Toho Titanium, jointly with the Committee, requested JX Advanced Metals to submit a revised proposal of the transaction terms in a letter dated January 29, 2026.

(2)	Second Proposal

Toho Titanium received a proposal from JX Advanced Metals, dated February 2, 2026, proposing that the share exchange ratio for the Share Exchange be set at a ratio reflecting a 22.6% premium over the Share Price Ratio calculated based on the market share prices of JX Advanced Metals and Toho Titanium on the base date listed below (the premium increased by 2.4% from the previous proposal). Based on such proposal, the Share Exchange Ratio for the Share Exchange would be as follows:

(Base date: January 30, 2026)

	JX Advanced Metals	Toho Titanium	Premium
Share Closing Price	2,536.5 yen	1,861 yen
Share Price Ratio	1.000	0.734
Share Exchange Ratio	1.000	0.900	22.6%

Regarding this proposal, after careful deliberation at the tenth Special Committee meeting held on February 3, 2026, the Committee expressed the opinion that the proposed exchange ratio was insufficient to fairly allocate to Toho Titanium’s general shareholders the expected increase in corporate value to be realized through the Share Exchange and the Equity Participation, and that it would be appropriate to request a revised proposal on the transaction terms.

In response, Toho Titanium, jointly with the Committee, requested JX Advanced Metals to submit a revised proposal of the transaction terms in a letter dated February 5, 2026.

(3)	Third Proposal

Toho Titanium received a proposal from JX Advanced Metals, dated February 9, 2026, proposing that the share exchange ratio for the Share Exchange be set at a ratio reflecting a 23.6% premium over the Share Price Ratio calculated based on the market share prices of JX Advanced Metals and Toho Titanium on the base date listed below (the premium increased by 1.0% from the previous proposal). Based on such proposal, the Share Exchange Ratio for the Share Exchange would be as follows:

(Base date: February 6, 2026)

	JX Advanced Metals	Toho Titanium	Premium
Share Closing Price	2,529 yen	1,791 yen
Share Price Ratio	1.000	0.708
Share Exchange Ratio	1.000	0.875	23.6%

Although the share exchange ratio for this proposal is lower than that of the second proposal, this is due to the decline in the market share price of Toho Titanium, which exceeded the decline in the market share price of JX Advanced Metals as of the base date. The premium as of the base date is higher than that offered in the second proposal.

Regarding this proposal, after careful deliberation at the eleventh Special Committee meeting held on February 9, 2026, the Committee expressed the opinion that the proposed exchange ratio was insufficient to fairly allocate to Toho Titanium’s general shareholders the expected increase in corporate value to be realized through the Share Exchange and the Equity Participation, and that it would be appropriate to request a revised proposal on the transaction terms.

In response, Toho Titanium, jointly with the Committee, requested JX Advanced Metals to submit a revised proposal of the transaction terms in a letter dated February 12, 2026.

(4)	Fourth Proposal

Toho Titanium received a proposal from JX Advanced Metals, dated February 16, 2026, proposing that the share exchange ratio for the Share Exchange be set at a ratio reflecting a 24.5% premium over the Share Price Ratio calculated based on the market share prices of JX Advanced Metals and Toho Titanium on the base date listed below (the premium increased by 0.9% from the previous proposal). Based on such proposal, the Share Exchange Ratio for the Share Exchange would be as follows:

(Base date: February 13, 2026)

	JX Advanced Metals	Toho Titanium	Premium
Share Closing Price	3,369 yen	1,872 yen
Share Price Ratio	1.000	0.556
Share Exchange Ratio	1.000	0.692	24.5%

Although the share exchange ratio for this proposal is lower than that of the first through third proposals, this is due to the increase in the market share price of JX Advanced Metals, which exceeded the increase in the market share price of Toho Titanium as of the base date. The premium as of the base date is higher than that of the first through third proposal.

Regarding this proposal, after careful deliberation at the thirteenth Special Committee meeting held on February 16, 2026, the Committee expressed the opinion that the proposed exchange ratio was insufficient to fairly allocate to Toho Titanium’s general shareholders the expected increase in corporate value to be realized through the Share Exchange and the Equity Participation, and that it would be appropriate to request a revised proposal on the transaction terms.

In response, Toho Titanium, jointly with the Committee, requested JX Advanced Metals to submit a revised proposal of the transaction terms in a letter dated February 18, 2026.

(5)	Fifth Proposal

Toho Titanium received a proposal from JX Advanced Metals, dated February 20, 2026, proposing that the share exchange ratio for the Share Exchange be set at 0.700 reflecting a 25.2% premium over the Share Price Ratio calculated based on the market share prices of JX Advanced Metals and Toho Titanium on the base date listed below (the premium increased by 0.7% from the previous proposal) (hereinafter referred to as “Final Proposal”). According to this proposal, while the Final Proposal gives the utmost consideration to the interests of the Toho Titanium’s general shareholders, it represents the final proposal of JX Advanced Metals, reflecting the maximum premium over the Share Price Ratio on such base date that JX Advanced Metals can offer from the standpoint of its accountability to its own shareholders. According to JX Advanced Metals, the Share Exchange Ratio also incorporates the synergistic effects expected to be realized through the Share Exchange and the Equity Participation. Based on the Final Proposal, the Share Exchange Ratio for the Share Exchange would be as follows:

(Base date: February 20, 2026)

	JX Advanced Metals	Toho Titanium	Premium
Share Closing Price	3,389 yen	1,895 yen
Share Price Ratio	1.000	0.559
Share Exchange Ratio	1.000	0.700	25.2%

As described in 2.2 above, the per-share value of the Toho Titanium calculated by multiplying the closing price of JX Advanced Metals’ share on February 20, 2026 (the date of receipt of the Final Proposal) by the share exchange ratio of 0.700 proposed in the Final Proposal reflects the following premiums over the Toho Titanium’s closing price and its historical simple average closing prices, respectively:

(Base date: February 20, 2026)

	Closing price on the base date	Simple average of the closing prices
		Past one-month period	Past three- month period	Past six-month period
Toho Titanium’s share price	1,895 yen	1,855 yen	1,541 yen	1,564 yen
Premium (Note 5)	25.2%	27.9%	53.9%	51.7%

(Note 5)

There are multiple approaches for calculating the premium. Apart from the methods mentioned above, another possible approach involves comparing the share exchange ratio with the Share Price Ratio derived from the market prices of JX Advanced Metals and Toho Titanium. If this calculation method is adopted, the Share Exchange Ratio of 0.700 for the Share Exchange, based on the market prices of JX Advanced Metals and Toho Titanium on the base date (February 20, 2026), on which Toho Titanium received the Final Proposal, would represent a premium of 25.2% compared with the Share Price Ratio calculated based on the market prices on such base date. Additionally, it would include a premium of 6.4% compared with the Share Price Ratio derived from the simple average market closing prices of both companies’ shares over the past one-month period, 2.3% compared with that over the past three-month period, and -10.0% compared with that calculated from the simple average market closing prices of both companies’ shares over the past six-month period. Please note that each premium above is lower than each premium for the past one-month, three-month, and six-month periods shown in the above table because share price of JX Advanced Metals had been on an upward trend during the period from six months prior to such base date through the base date. Considering that JX Advanced Metals’ share price may rise or fall after the announcement date of the Share Exchange, the Committee did not place significant emphasis on the premium influenced by JX Advanced Metals’ historical share prices. Instead, it set February 20, 2026 (the date of receipt of the Final Proposal) as the base date and placed greater emphasis on the premiums shown in the table, which were calculated by comparing (i) the per-share equity value of Toho Titanium—derived by multiplying the closing price of JX Advanced Metals shares on such base date by the Share Exchange Ratio—with (ii) Toho Titanium’s market share price.

Regarding the Final Proposal from JX Advanced Metals, after careful deliberation at the fourteenth Special Committee meeting held on February 20, 2026, the Committee expressed the opinion that, taking into account that the share exchange ratio proposed in the Final Proposal by JX Advanced Metals would represent a certain premium from the perspective of giving due consideration to the interests of the Toho Titanium’s general shareholders. In addition, taking into account, and that the Final Proposal represented JX Advanced Metals’ final proposal and reflected the maximum premium over the Share Price Ratio on such date that JX Advanced Metals can offer in light of its accountability to its own shareholders, there is a certain degree of reasonableness in tentatively accepting the transaction terms. However, the Committee decided to make its final determination based on the market share prices of JX Advanced Metals and Toho Titanium on February 24, 2026, the business day immediately preceding the announcement date of the Share Exchange.

Then, at its 15th meeting held on February 24, 2026, the business day immediately preceding the announcement date of the Share Exchange, the Committee expressed the opinion that, even considering the market share price trends up to that date with respect to JX Advanced Metals and Toho Titanium, tentatively approving the transaction terms had a certain degree of reasonableness (Note 6), and that it was appropriate to do so.

In response, Toho Titanium, jointly with the Committee, informed JX Advanced Metals in a letter dated February 24, 2026 that Toho Titanium would tentatively accept the transaction terms (with the formal decision to be made by a resolution of Toho Titanium’s board of directors at the meeting scheduled for February 25, 2026).

(Note 6)

The per-share value of the Toho Titanium calculated by multiplying the closing price of JX Advanced Metals’ share on February 24, 2026 (the business day immediately preceding the announcement date of the Share Exchange) by the share exchange ratio of 0.700 represents the following premiums over the Toho Titanium’s closing price on the same date and its historical simple average closing prices:

	Closing price	Simple average of the closing prices
		Past one-month period	Past three- month period	Past six-month period
Toho Titanium’s share price	1,886 yen	1,876 yen	1,551 yen	1,566 yen
Premium	37.0%	37.8%	66.6%	65.0%

2.4	Appropriateness of Implementation Methods and Type of Consideration

In the Share Exchange, a share exchange structure has been selected as the means to make Toho Titanium a wholly-owned subsidiary, and the consideration for the Share Exchange is JX Advanced Metals shares. Therefore, in their capacity as shareholders of JX Advanced Metals, Toho Titanium’s shareholders will continue to be able to receive a benefit from the enhanced corporate value of Toho Titanium, which will be a wholly-owned subsidiary of JX Advanced Metals after the Share Exchange. Furthermore, JX Advanced Metals shares are listed on the TSE Prime Market. Since its shares can continue to be traded on the market after the effective date of the Share Exchange, liquidity will continue to be provided to any shareholder of Toho Titanium who holds at least 143 Toho Titanium share at the effective date of the Share Exchange and who is allotted 100 or more (i.e. minimum trading unit) JX Advanced Metals shares as a result of the Share Exchange. On the other hand, any general shareholders of Toho Titanium who hold less than 143 Toho Titanium shares at the effective date of the Share Exchange will be allocated JX Advanced Metals shares in quantities less than the minimum trading unit of 100 shares. Accordingly, said shares cannot be sold on a financial instruments exchange market. However, such general shareholders may utilize the system to purchase a sufficient number of additional shares to make a full trading unit or request the purchase of fractional shares by JX Advanced Metals, in accordance with JX Advanced Metals’ Articles of Incorporation and Share Handling Regulations.

Furthermore, according to the results of the investigation into JX Advanced Metals conducted from legal, financial, and tax perspectives by Nagashima Ohno & Tsunematsu, Toho Titanium’s legal advisor, and Deloitte Tohmatsu LLC, Toho Titanium’s financial and tax advisor, no undisclosed matters were identified that could have a material impact on JX Advanced Metals share price. Furthermore, Plutus Consulting, the independent third-party valuation agent appointed by the Committee, deliberated on the appropriateness of JX Advanced Metals share price through interviews with JX Advanced Metals and other means. Based on the report of the deliberation results, it is considered that JX Advanced Metals’ share price is appropriate.

Considering the above factors, it is deemed appropriate to select a share exchange as the method for making Toho Titanium a wholly-owned subsidiary and to deliver JX Advanced Metals shares to Toho Titanium’s shareholders as consideration for the Share Exchange.

2.5	Relationship with the Revision of Toho Titanium’s Earnings Forecast

As announced in its “Notice Regarding Differences between Consolidated Financial Forecasts for the First Six Months (Interim Period) of the Fiscal Year Ending March 31, 2026 and Actual Results, Revision of Consolidated Financial Forecasts for the FY 2025” dated November 7, 2025, Toho Titanium revised downward its full-year consolidated earnings forecast for the fiscal year ending March 2026 (hereinafter referred to as the “Revision to Earnings Forecast”). However, the Revision to Earnings Forecast was due to prolonged inventory adjustments in the supply chain for sponge titanium used in aircraft within the Titanium Metals Business, and a slower-than-initially-anticipated recovery in demand for ultrafine nickel powder used in multilayer ceramic capacitors (MLCCs) within the Chemicals Business. These factors arose from market trends unrelated to the deliberation on the Share Exchange. Furthermore, considering that JX Advanced Metals’ involvement or exercise of influence in the process of considering the Revision to Earnings Forecast or the timing of its disclosure cannot be found, the Revision to Earnings Forecast was appropriately announced in accordance with the TSE’s timely disclosure standards, independent of the deliberation on the Share Exchange. The Revision to Earnings Forecast cannot be found to have been made in connection with or for the purpose of the Share Exchange.

2.6	Summary

Considering the above factors comprehensively, it is considered that the transaction terms of the Share Exchange, including the Share Exchange Ratio, ensure reasonableness.

Section 3.	Fairness of the Procedures for the Share Exchange, Including the Consideration of What Measures to Ensure Fairness Should Be Implemented and to What Extent

3.1	Establishment of the Independent Special Committee

In considering the Share Exchange, Toho Titanium has established the Committee as part of the Fairness Ensuring Measures from the perspective of eliminating arbitrariness and avoiding conflicts of interest in the company’s decision-making process. As described below, the Committee, being independent and having had practical measures taken to enhance its effectiveness as a special committee, deliberated and determined whether the Share Exchange should be implemented, and the fairness of the transaction terms and procedures, from the standpoint of enhancing corporate value and serving the interests of general shareholders.

3.1.1	Timing of Establishment

Considering the expected role of a special committee, it is desirable to establish such special committee as promptly as possible when a target company receives a proposal for an M&A transaction that is to be considered. In the case of Toho Titanium, after receiving a proposal to conduct the Share Exchange from JX Advanced Metals on October 9, 2025, the Committee was established by a resolution of the board of directors held on October 31, 2025, prior to entering into specific negotiations on the Share Exchange Ratio. Therefore, no unreasonable aspects have been identified regarding the timing of the establishment of the Committee.

3.1.2	Composition and Independence of the Committee

Members of a special committee need to be, in particular, (i) independent from the acquirer and (ii) independent from the outcome of the relevant M&A transaction. In this regard, while the Committee consists of four members who are both outside directors and independent officers of Toho Titanium, each member is independent from both JX Advanced Metals and the outcome of the Share Exchange. Furthermore, the compensation for each member of the Committee is fixed remuneration and does not include any compensation contingent upon the announcement or completion of the Share Exchange. As described above, there are no grounds to doubt the independence of any member of the Committee.

3.1.3	Granting Authority to Participate in the Negotiation Process

Considering the purpose of establishing a special committee, it is desirable for such committee to substantially participate in the negotiation process regarding the transaction terms between a target company and an acquirer. In this regard, when resolving to establish the Committee, Toho Titanium’s board of directors granted the Committee the authority to substantially influence the negotiation process concerning the transaction terms even when such negotiations are conducted by Toho Titanium’s employees, officers or advisors, through certain means, such as receiving timely reports on the status of the negotiations, and expressing opinions and issuing instructions and/or requests at critical moments. On this basis, the Committee has been substantially involved in the negotiation process with JX Advanced Metals as described in 3.4 below.

3.1.4	Granting Authority to Approve Toho Titanium’s External Advisors

When resolving to establish the Committee, Toho Titanium’s board of directors granted the Committee the authority to appoint its own external advisors, as necessary (in such case, the costs of such appointment are to be borne by Toho Titanium), as well as the authority to appoint or approve (including ex-post-facto approval) external advisors nominated by Toho Titanium. In response, at its first meeting held on November 11, 2025, the Committee confirmed that the third-party valuation agent (Mizuho Securities) and the legal advisor (Nagashima Ohno & Tsunematsu) nominated by Toho Titanium were both independent and possessed the necessary expertise, through interviews with both parties, and accordingly approved each of them as an advisor to Toho Titanium. Furthermore, at its third meeting held on December 4, 2025, the Committee confirmed that there were no issues regarding Plutus Consulting’s independence and expertise. The Committee subsequently decided to appoint Plutus Consulting as its own financial advisor and third-party valuation agent.

3.1.5	Granting Authority for Information Gathering

When resolving to establish the Committee, Toho Titanium’s board of directors granted the Committee the authority to request any and all information from Toho Titanium’s officers, employees, and external advisors as necessary for the provision of its advice.

3.1.6	Positioning of the Advisory Report in relation to Toho Titanium’s Board of Directors

Considering the purpose of establishing a special committee, it is desirable for the board of directors to make decisions with the utmost respect for such committee’s judgment after appropriately understanding and grasping the content of such judgment. In this regard, when establishing the Committee, Toho Titanium’s board of directors resolved during its board meeting discussing the Share Exchange, that it shall give the utmost respect to the Committee’s advice on the Consultation Matters, and that if the Committee determines that proceeding with the Share Exchange would not be fair in relation to the general shareholders, the board shall not decide to implement the Share Exchange. This resolution demonstrates that consideration has been given to ensure the effectiveness of the Committee’s judgment.

3.2	Obtaining of Independent Professional Advice by Toho Titanium from External Experts

3.2.1	Obtaining of a Share Exchange Ratio Valuation Report from a Third-Party Valuation Agent

To ensure the fairness of the decision-making process regarding the Share Exchange Ratio, Toho Titanium appointed Mizuho Securities as a third-party valuation agent, independent from JX Advanced Metals and Toho Titanium, requested Mizuho Securities to calculate the share exchange ratio, and obtained the Share Exchange Ratio Valuation Report (Mizuho Securities) dated February 24, 2026. As described in 2.1.2 above, the calculation results in the valuation report are deemed to be reasonable to a certain extent.

3.2.2	Obtaining of Advice from a Legal Advisor

To ensure the fairness and appropriateness of the decision-making process of the board of directors regarding the Share Exchange, Toho Titanium appointed Nagashima Ohno & Tsunematsu as its legal advisor, independent from JX Advanced Metals and Toho Titanium, and has received legal advice on the process and methods of its board of directors’ decision-making regarding the Share Exchange as well as other considerations in making decisions related to the Share Exchange.

3.2.3	Obtaining the Results of Investigation against JX Advanced Metals Conducted by Legal Advisor and Financial and Tax Advisor

Toho Titanium appointed Nagashima Ohno & Tsunematsu as its legal advisor and Deloitte Tohmatsu LLC as its financial and tax advisor. Toho Titanium then requested each firm to conduct investigations from legal and financial/tax perspectives, respectively, regarding the existence of any undisclosed matters that could materially impact the share price of JX Advanced Metals, which serves as the basis for calculating the Share Exchange Ratio. Toho Titanium and the Committee then received reports on the results of these investigations.

3.3	Obtaining Independent Expert Advice and Other Services from an External Experts Independently Appointed by The Committee

3.3.1	Obtaining a Share Exchange Ratio Valuation Report from a Third-Party Valuation Agent

To ensure the fairness of the decision-making process regarding the Share Exchange Ratio, Toho Titanium appointed Plutus Consulting as a third-party valuation agent, independent from JX Advanced Metals and Toho Titanium, requested Plutus Consulting to calculate the share exchange ratio, and obtained the Share Exchange Ratio Valuation Report (Plutus Consulting) dated February 24, 2026. As described in 2.1.2 above, the calculation results in the valuation report are deemed to be reasonable to a certain extent.

3.3.2	Obtaining of a Fairness Opinion by the Committee

The Committee has obtained a fairness opinion from Plutus Consulting, which states that the Share Exchange Ratio is considered fair in relation to Toho Titanium’s general shareholders from a financial standpoint.

The M&A Guidelines state that a fairness opinion differs from stock valuation reports in that the opinion is formed and expressed by a third-party valuation firm and the subject of an opinion is whether the specific transaction terms agreed upon by the parties are fair from the perspective of the general shareholders of the target company. As such, a fairness opinion can serve as more direct and significant reference information regarding the target company’s value. Consequently, a fairness opinion can potentially function more effectively in addressing structural conflicts of interest and information asymmetry issues during the transaction terms formation process. On this basis, obtaining a fairness opinion from a third-party valuation firm possessing the following elements—(i) independence and neutrality, (ii) a prudent issuance process, (iii) high expertise and track record, and (iv) reputation—should be positively evaluated as part of the Fairness Ensuring Measure.

After conducting an interview with Plutus Consulting, the Committee determined that “(i) independence and neutrality” are recognized.

Furthermore, through the interview with Plutus Consulting, the Committee confirmed that it fulfills criteria (ii) to (iv).

Accordingly, the Committee considers that the Fairness Opinion can be positively evaluated as part of the Fairness Ensuring Measures.

3.4	Specific Negotiation Process Regarding the Share Exchange Ratio

The specific negotiation process with JX Advanced Metals regarding the Share Exchange Ratio is as described in 2.3 above. The Committee, upon receiving timely reports on the course of events and the details of the discussions and negotiations with JX Advanced Metals regarding the Share Exchange Ratio, discussed negotiation strategies and provided opinions to Toho Titanium, thereby substantially participating in the negotiation process. From the perspective of considering the interests of Toho Titanium’s general shareholders, no particularly unreasonable aspects have been identified in such negotiation process.

3.5	Non-Involvement of Persons with Special Interests

Among the nine directors of Toho Titanium, Mr. Kazuhiko Iida is concurrently serving as an Executive Officer of JX Advanced Metals. Considering that Toho Titanium is a subsidiary of JX Advanced Metals and that the Share Exchange is a transaction typically involving the issues of structural conflicts of interest and information asymmetry, Mr. Kazuhiko Iida will not participate in the deliberations and resolutions concerning the Share Exchange at Toho Titanium’s board meeting scheduled for February 25, 2026 in order to eliminate the risk that deliberations and resolutions by Toho Titanium’s board of directors might be influenced by these issues.

Furthermore, it is understood that neither Mr. Kazuhiko Iida nor the employees seconded from JX Advanced Metals to Toho Titanium have been involved in any discussions or negotiations with JX Advanced Metals regarding the Share Exchange on behalf of Toho Titanium. In particular, regarding the preparation of the Business Plan that serves as the basis for the third-party valuation agents’ calculation of the share exchange ratio, Toho Titanium proceeded with the preparation process with advice from Mizuho Securities, its financial advisor, held Q&A sessions with Mizuho Securities, Plutus Consulting, and the Committee, and additionally obtained confirmation from Nagashima Ohno & Tsunematsu, its legal advisor, and the Committee, in light of the fairness of the preparation process, including the independence of the officers and employees involved in its preparation.

Additionally, no facts have been identified that would suggest that any individual whose independence from JX Advanced Metals is questionable has unduly influenced Toho Titanium’s decision-making in the process of discussions, deliberations and negotiations concerning the Share Exchange.

3.6	Ensuring Opportunities for Acquisition Proposals by Other Acquirers (Market Check)

In the case of acquisition of a subsidiary by a controlling shareholder, it is generally unlikely that a bona fide counter proposal will be made by a third-party (the M&A Guidelines also state that when the acquirer is a controlling shareholder, “there are only a limited number of cases where a market check will function as a Fairness Ensuring Measure, and in most cases there will be scant meaning to implementing a market check”). Therefore, given that JX Advanced Metals, the controlling shareholder of Toho Titanium, is driving the implementation of the Share Exchange as a proposer, it is not deemed highly necessary for Toho Titanium to actively conduct a market check. Even if measures related to an active market check are not conducted, this alone does not constitute grounds for finding that the procedures related to the Share Exchange are lacking in fairness.

Furthermore, according to the draft press releases from both JX Advanced Metals and Toho Titanium regarding the announcement of the Share Exchange, JX Advanced Metals and Toho Titanium intend to enter into a business integration agreement regarding the Share Exchange and containing a deal protection clause (hereinafter referred to as the “Deal Protection Clause”) that prohibits contact with any other acquisition bidder (hereinafter referred to as the “Competing Acquisition Bidder”) regarding (i) transactions that could conflict with or impede the Share Exchange, including mergers, share exchanges, share transfers, share delivery, corporate splits, transfers of all or part of businesses, business integrations, capital alliances, share issuances, disposals of treasury shares, and other similar transactions, or (ii) transactions that could obstruct the Share Exchange (hereinafter collectively referred to as “Competing Transactions”). However, Certain exceptions are expected to be established. For instance, if Toho Titanium receives a legally binding, bona fide proposal from a third party concerning any Competing Transactions where (a) a share exchange ratio or tender offer price, and the principle terms of the transaction are explicitly stated; (b) post-transaction management policies to be applied after the completion of such Competing Transaction are explicitly stated, (c) the necessary permits and approvals related to such Competing Transaction are specified in detail based on reasonable grounds, including their type, region, and estimated timeframe, and the likelihood of completing all such requirements within a reasonable period is reasonably demonstrated; (d) there is no upper limit on the number of shares intended to be purchased if such Competing Transaction is a tender offer; and (e) there is a firm commitment to secure the funds necessary for such tender offer by means of a funds certificate, financing commitment letter, or other reasonable documentary evidence if such Competing Transaction is a tender offer, it is permissible for Toho Titanium to contact the Competing Acquisition Bidder.

The Share Exchange involves JX Advanced Metals, the controlling shareholder, making Toho Titanium its wholly-owned subsidiary, which makes it unlikely that a third-party will make a bona fide competing proposal. Moreover, any exceptional circumstances where a third-party might make a bona fide competing proposal are excluded from the scope of the Deal Protection Clause. Furthermore, Toho Titanium’s extraordinary shareholders’ meeting to approve the share exchange agreement related to the Share Exchange is scheduled to be held on April 24, 2026, approximately two months after the announcement of the execution of the share exchange agreement related to the Share Exchange. Even compared with other corporate acquisition deals, sufficient opportunity has been provided for the Competing Acquisition Bidder. Considering these factors, the Committee can recognize that an indirect market check has been implemented for the Share Exchange. Therefore, the procedures related to the Share Exchange are not deemed to lack fairness.

3.7	Enhancing Provision of Information to General Shareholders and Enhancement of Transparency of Process

The press release regarding the Share Exchange will include disclosures in accordance with laws and regulations, as well as the timely disclosure rules of the TSE. Additionally, certain disclosures will be made in relation to (i) information on the special committee (including information on the eligibility of its members, such as their independence and attributes; information on the deliberation process within the special committee and their involvement in the negotiation of transaction terms with JX Advanced Metals; information on the details of the advisory report, etc.); (ii) information regarding the details of the share exchange ratio valuation report, and (iii) other information (including information regarding the process leading to the implementation of the Share Exchange, information regarding the background and purpose of the choice to conduct the Share Exchange at this particular time). Accordingly, it is recognized that information deemed appropriate for general shareholders to determine the appropriateness of the transaction terms and other related matters is scheduled to be disclosed.

3.8	Elimination of Coerciveness

In the Share Exchange, no specific circumstances suggesting coercive pressure on general shareholders have been identified in light of the transaction terms and procedures.

3.9	Absence of Majority-of-Minority Condition

The so-called majority-of-minority condition is not included in the Share Exchange. The M&A Guidelines point out that in cases where the acquiring party holds a large percentage of the target company’s shares, such as the acquisition of a subsidiary by a controlling shareholder, setting the majority-of-minority condition could potentially hinder the completion of M&A transactions that contribute to enhancing corporate value. Therefore, the M&A Guidelines state that it is difficult to go as far as to say that it is advisable to impose a majority-of-minority condition at all times. The M&A Guidelines also state that it is advisable for the board of directors of a target company and the special committee to comprehensively evaluate the effectiveness and possible adverse effects of a majority-of-minority condition based on the specific circumstances of the relevant M&A transaction, and then decide whether such condition should be imposed. In addition, the M&A Guidelines state that if a majority-of-minority condition is not set, it is important to compensate for the absence of such condition by enhancing other measures for ensuring for fairness, thereby securing the overall fairness of the transaction terms..

The Share Exchange is considered a transaction to which the concerns associated with setting majority-of-minority condition, as contemplated by the M&A Guidelines, would apply, given that JX Advanced Metals holds 50.37% (Note 7) of Toho Titanium’s shares and, as stated in 1 above, the Share Exchange is deemed to contribute to enhancing corporate value. Additionally, considering that the appropriateness of the Share Exchange can be recognized as described in 2. and that the Fairness Ensuring Measures described in 3.1 through 3.8 above have been implemented, the absence of a majority-of-minority condition in the Share Exchange alone is not considered to impair the procedural fairness of the Share Exchange.

(Note 7)

This ownership percentage represents the ratio of 35,859,400 shares of Toho Titanium held by JX Advanced Metals relative to the total number of issued shares of Toho Titanium as of December 31, 2025 (71,270,910 shares), excluding the number of treasury shares held by Toho Titanium as of the same date (84,813 shares).

3.10	Summary

Considering the aforementioned facts comprehensively, it is deemed that the procedures regarding the Share Exchange ensure fairness.

Section 4	Whether Toho Titanium’s Decision to Enter into the Share Exchange is Fair In Relation to Its General Shareholders.

Based on the contents of Sections 1 to 3 above, it is considered that the decision to implement the Share Exchange is fair to Toho Titanium’s general shareholders.

End of Advisory Report

Appendix

Progress of Proceedings

Date of Meeting	Summary of Proceedings
First Meeting: November 11, 2025

-   Confirmation of the Share Exchange outline

-   Explanation regarding the Consultation Matters

-   Explanation and confirmation regarding the Fairness Ensuring Measures and conflicts of interest avoidance measures

-   Appointment and approval of external advisors, etc. and consideration of engaging third-party valuation firms

-   Confirmation of the Committee’s operational procedures

Second Meeting: November 21, 2025

-   Confirmation of (i) Toho Titanium management’s understanding of JX Advanced Metals’ proposal and (ii) the purpose of the Share Exchange

-   Review of questions to be addressed by the Committee to JX Advanced Metals

-   Consideration regarding participants involved in the preparation of the Business Plan

-   Confirmation of the policy for conducting due diligence on JX Advanced Metals and consideration of the method for calculating JX Advanced Metals’ share value

Third Meeting: December 4, 2025	- Confirmation of JX Advanced Metals’ response to the question letter; review of additional questions
Fourth Meeting: December 11, 2025	- Explanation of the Business Plan by the management of Toho Titanium
Fifth Meeting: December 16, 2025

-   Report on interviews conducted by Mizuho Securities and Plutus Consulting with Toho Titanium about the business plan

-   Approval of the Business Plan by the Committee

-   Review of additional questions to be addressed by the Committee to JX Advanced Metals

Sixth Meeting: January 13, 2026

-   Confirmation of details regarding JX Advanced Metals’ proposed spin-off of the Titanium Business

-   Review of additional questions to be addressed by the Committee to JX Advanced Metals

-   Discussion on negotiation methods with JX Advanced Metals

Seventh Meeting: January 16, 2026	- The Committee’s interview with JX Advanced Metals
Eighth Meeting: January 20, 2026	- Interim report on the results of due diligence on JX Advanced Metals by each advisor
Ninth Meeting: January 27, 2026

-   Interim report on the share exchange ratio valuation reports from Mizuho Securities and Plutus Consulting

-   Review of additional questions to be addressed by the Committee to JX Advanced Metals

-   Discussion of negotiation strategy regarding the initial proposal from JX Advanced Metals

Tenth Meeting: February 3, 2026	- Report on negotiation status and discussion of negotiation strategy regarding the second proposal received from JX Advanced Metals
Eleventh Meeting: February 9, 2026	- Report on negotiation status and discussion of negotiation strategy regarding the third proposal received from JX Advanced Metals - Explanation and discussion regarding the content of the Opinion

Twelfth Meeting: February 13, 2026

-   Additional report on due diligence results regarding JX Advanced Metals

-   Explanation of assumptions underlying the calculation results of the share value by Mizuho Securities and Plutus Consulting

-   Report on the status of Plutus Consulting’s review of the parent company share valuation framework

Thirteenth Meeting: February 16, 2026	- Report on negotiation status and discussion of negotiation strategy regarding the fourth proposal received from JX Advanced Metals - Explanation and discussion regarding the content of the Opinion
Fourteenth Meeting: February 20, 2026

-   Preliminary report on the share exchange ratio valuation reports from Mizuho Securities and Plutus Consulting

-   Report on negotiation status and discussion of negotiation strategy regarding the fifth proposal received from JX Advanced Metals

-   Explanation and discussion regarding the content of the Opinion

Fifteenth Meeting: February 24, 2026	- Final report on the share exchange ratio valuation reports from Mizuho Securities and Plutus Consulting - Finalization of the Opinion

End of Appendix

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